EXECUTION COPY


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                            ASSET PURCHASE AGREEMENT


                                  by and among


                             SONIC AUTO WORLD, INC.,

                            LAKE NORMAN DODGE, INC.,

                  LAKE NORMAN CHRYSLER-PLYMOUTH-JEEP-EAGLE LLC,

                                QUINTON M. GANDY

                                       and

                               PHIL M. GANDY, JR.



              -----------------------------------------------------



                            Dated as of May 27, 1997




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



                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
Article 1 - Purchase and Sale of Assets; Assumption of Liabilities.......................................1
             1.1  Agreement of Purchase and Sale.........................................................1
             1.2  Assumed Liabilities....................................................................2
             1.3  Purchase Price; Allocation.............................................................2
             1.4  Instruments of Conveyance and Transfer; Further Assurances; Access.....................4
             1.5  Offers of Employment to Sellers' Employees.............................................5

Article 2 - Closing......................................................................................5

Article 3 - Representations, Warranties and Covenants of the Sellers.....................................5
             3.1  Organization; Good Standing; Qualifications............................................5
             3.2  Authority; Consents; Enforceability....................................................6
             3.3  Investments............................................................................7
             3.4  Financial Statements...................................................................7
             3.5  Absence of Certain Changes.............................................................7
             3.6  Material Contracts.....................................................................9
             3.7  Title to Purchased Assets and Related Matters.........................................11
             3.8  Real Property of the Sellers..........................................................11
             3.9  Machinery, Equipment, Etc.............................................................12
             3.10  Inventories of the Sellers...........................................................13
             3.11  Accounts Receivable of the Sellers...................................................13
             3.12  Approvals, Permits and Authorizations................................................13
             3.13  Compliance with Laws.................................................................14
             3.14  Insurance............................................................................14
             3.15  Taxes................................................................................15
             3.16  Litigation...........................................................................16
             3.17  Powers of Attorney...................................................................16
             3.18  Broker's and Finder's Fees...........................................................16
             3.19  Employee Relations...................................................................16
             3.20  Compensation.........................................................................17
             3.21  Patents; Trademarks; Trade Names; Copyrights; Licenses, Etc..........................17
             3.22  Certain Liabilities..................................................................17
             3.23  No Undisclosed Liabilities...........................................................18
             3.24  Certain Transactions.................................................................18
             3.25  Business Generally...................................................................18
             3.26  Employee Benefits....................................................................18
             3.27  Sellers and Shareholders Not Foreign Persons.........................................19
             3.28  Suppliers and Customers..............................................................20
             3.29  Environmental Matters................................................................20
             3.30  Bank Accounts and Safe Deposit Boxes.................................................22
             3.31  Warranties...........................................................................22
             3.32  Interest in Competitors and Related Entities.........................................22
             3.33  Availability of Sellers' Employees...................................................22
             3.34  Misstatements and Omissions..........................................................23

Article 4 - Representations and Warranties of the Buyer.................................................23
             4.1  Organization and Good Standing........................................................23
             4.2  Authority; Consents; Enforceability...................................................23
             4.3  Broker's and Finder's Fees............................................................24
             4.4  Litigation............................................................................24
             4.5  Misstatements or Omissions............................................................24

Article 5 - Pre-closing Covenants of the Shareholders and the Sellers...................................24
             5.1  Provide Access to Information; Cooperation with Buyer.................................24
             5.2  Operation of Business of the Sellers..................................................25
             5.3  Other Changes.........................................................................26
             5.4  Additional Information................................................................26
             5.5  Publicity.............................................................................26
             5.6  Other Negotiations....................................................................27
             5.7  Closing Conditions....................................................................27
             5.8  Environmental Audit...................................................................27
             5.9  Hart-Scott-Rodino Compliance..........................................................28
             5.10  .....................................................................................28

Article 6 - Pre-closing Covenants of the Buyer..........................................................28
             6.1  Publicity; Disclosure.................................................................28
             6.2  Closing Conditions....................................................................29
             6.3  Application to Chrysler Corporation...................................................29
             6.4  Hart-Scott-Rodino Compliance..........................................................29

Article 7 - Conditions Precedent to Obligations of the Buyer............................................29
             7.1  Representations and Warranties........................................................29
             7.2  Performance of Obligations of the Sellers.............................................29
             7.3  Closing Certificate...................................................................29
             7.4  Opinion of Counsel....................................................................30
             7.5  Supporting Documents..................................................................30
             7.6  Bill of Sale, Etc.....................................................................30
             7.7  Dealership Leases and Consulting Agreements...........................................31
             7.8  Books and Records.....................................................................31
             7.9  Change of Name of Sellers; Use of Sellers' Name by Buyer..............................31
             7.10  Consents.............................................................................31
             7.11  No Litigation........................................................................31
             7.12  Authorizations.......................................................................32
             7.13  [Intentionally left blank]...........................................................32
             7.14  Approval of Legal Matters............................................................32
             7.15  [Intentionally left blank]...........................................................32
             7.16  [Intentionally left blank]...........................................................32
             7.17  Hart-Scott-Rodino Waiting Period.....................................................32
             7.18  IPO..................................................................................32
             7.19  Certification of Used Car Inventories................................................32

Article 8 - Conditions Precedent to Obligations of the Sellers..........................................33
             8.1  Representations and Warranties........................................................33
             8.2  Performance of Obligations of the Buyer...............................................33
             8.3  Closing Certificate...................................................................33
             8.4  Payment of Purchase Price.............................................................33
             8.5  Opinion of Counsel....................................................................33
             8.6  Supporting Documents..................................................................33
             8.7  Approval of Legal Matters.............................................................34
             8.8  No Litigation.........................................................................34
             8.9  Hart-Scott-Rodino Waiting Period......................................................34

Article 9 - Transfer Taxes; Proration of Charges........................................................35
             9.1  Certain Taxes and Fees................................................................35
             9.2  Proration of Certain Charges..........................................................35

Article 10 - Survival of Representations and Warranties; Indemnification................................35
             10.1  Survival of Representations and Warranties...........................................35
             10.2  Agreement to Indemnify by the Sellers................................................35
             10.3  Agreement to Indemnify by the Buyer..................................................36
             10.4  Claims for Indemnification...........................................................37
             10.5  Procedures Regarding Third Party Claims..............................................37
             10.6  Effectiveness........................................................................38

Article 11 - Termination and Termination Fee............................................................39
             11.1  Payment of Buyer's Termination Fee; Sellers' Exclusive Remedy;
                    Buyer's Ability to Terminate........................................................39
             11.2  Payment of Sellers' Termination Fee..................................................39
             11.3  Security for Termination Fees........................................................40
             11.4  Effect of Termination................................................................41

Article 12 - Guaranty of Shareholders...................................................................41
             12.1  Guaranty.............................................................................41
             12.2  Notice to the Shareholders...........................................................41
             12.3  Absoluteness of Guaranty.............................................................41
             12.4  Guaranty Not Affected................................................................41
             12.5  Waiver...............................................................................42
             12.6  No Subrogation.......................................................................42
             12.7  Reinstatement........................................................................43
             12.8  Effectiveness........................................................................43

Article 13 - Additional Covenants and Agreements........................................................43
             13.1  Non-Competition Covenant.............................................................43
             13.2  Bulk Sales Compliance................................................................44
             13.3  Additional Agreements on Vehicles....................................................44
             13.4  Additional Agreements on Health Care Continuation Coverage Costs.....................44
             13.5  Expenses Associated with Preparation of Financial Statements.........................45

Article 14 - Miscellaneous Provisions...................................................................45
             14.1  Access to Books and Records after Closing............................................45
             14.2  Confidentiality......................................................................45
             14.3  Remedies.............................................................................45
             14.4  Notices..............................................................................46
             14.5  Parties in Interest; No Third Party Beneficiaries....................................47
             14.6  Assignability........................................................................47
             14.7  Entire Agreement; Amendment..........................................................47
             14.8  Headings.............................................................................47
             14.9  Counterparts.........................................................................47
             14.10  Governing Law.......................................................................48
             14.11  Knowledge...........................................................................48
             14.12  Jurisdiction; Arbitration...........................................................48
             14.13  Waivers.............................................................................49
             14.14  Severability........................................................................49
             14.15  Expenses............................................................................49
             14.16  Regarding Termination Fees..........................................................49

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 27th day of May, 1997, by and among SONIC AUTO WORLD, INC., a Delaware corporation (the "Buyer"), LAKE NORMAN CHRYSLER-PLYMOUTH-JEEP-EAGLE LLC, a North Carolina limited liability company (the "LLC"), LAKE NORMAN DODGE, INC., a North Carolina corporation and a member of the LLC (the "Corporation" and collectively with the LLC, the "Sellers"), QUINTON M. GANDY, a shareholder of the Corporation and a member of the LLC ("QMG") and PHIL M. GANDY, JR., a shareholder of the Corporation ("PMG", and together with QMG, the "Shareholders").

                              W I T N E S S E T H:

     WHEREAS, the Buyer desires to purchase, or to cause a wholly-owned subsidiary of Buyer to purchase, from the Sellers substantially all of the assets and properties of the Sellers relating to their respective businesses and operations, subject to certain exceptions as hereinafter specified, and to assume, or to cause a wholly-owned subsidiary of Buyer to assume, certain liabilities of each of the Sellers, all upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Sellers are willing to sell, transfer, convey, assign and deliver the same to the Buyer, or a wholly-owned subsidiary of the Buyer, upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Shareholders desire that the foregoing be effected.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE 1
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1 Agreement of Purchase and Sale. On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein and non-competition covenant and agreement herein of the Sellers and the Shareholders, at the Closing (as such term is defined in Article 2 hereof), the Sellers shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to the Buyer, and the Buyer shall purchase and accept delivery of, all of the Sellers' right, title and interest in and to all of the assets of the Sellers of every kind, character and description, tangible or intangible, real, personal or mixed, and wherever located, including, without limitation, all of the Sellers' right, title and interest in and to the names "Lake Norman Dodge, Inc." and "Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC", and all variations thereof, but excluding, however, the assets described on Schedule 1.1 (the "Excluded Assets") (said assets, other than the Excluded Assets, constituting the "Purchased
Assets"). The Purchased Assets will be sold free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, contractual restrictions, claims or encumbrances of any kind or character (collectively, "Encumbrances"), other than those Encumbrances set forth on Schedule 3.7 which secure indebtedness (and only such indebtedness) included in the Assumed Liabilities (as defined below).

     1.2 Assumed Liabilities. On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing the Buyer shall assume and undertake to perform all of the liabilities and obligations of each of the Sellers (the "Assumed Liabilities"), but excluding, however, the liabilities and obligations specifically described on Schedule 1.2 (such liabilities and obligations being hereinafter referred to as the "Excluded Liabilities").

     1.3 Purchase Price; Allocation.

     (a) Purchase Price. In addition to the assumption by the Buyer of the Assumed Liabilities, as full consideration to be paid by the Buyer for the Purchased Assets, the Buyer shall pay to the Sellers the aggregate purchase price of (i) Fifteen Million, Two-Hundred Thousand Dollars ($15,200,000) (the "Cash Consideration"), plus (ii) the positive Net Book Value (as defined below) of the Purchased Assets, not to exceed Three Million Dollars ($3,000,000), on the date of the Closing (the "Adjustment Amount" and together with the Cash Consideration, the "Purchase Price"). The Cash Consideration, plus the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Initial Adjustment Amount Payment") shall be payable to the Sellers at Closing by wire transfer of immediately available funds to the accounts of the Sellers, which shall be designated by the Sellers in writing at least one full Business Day prior to the Closing Date. The sum of Five Hundred Thousand Dollars ($500,000) (the "Escrowed Adjustment Amount") shall be placed in escrow under arrangements acceptable to both parties of the Closing Date. For purposes of this Agreement, a "Business Day" is a day other than a Saturday, a Sunday or a day on which banks are required or authorized to be closed in the State of North Carolina.

     (aa) Installment Method. Notwithstanding the foregoing, the Sellers may, by notice to the Buyer not later than four Business Days prior to Closing, elect to receive payment of the Cash Consideration and Initial Adjustment Amount Payment in two installments, the first such installment being in an amount specified in such notice and payable on the Closing Date and the second such installment being payable on or before January 1, 1998. If Sellers elect to receive payments in installments pursuant to this paragraph, at the Closing, the Buyer shall pay the first installment in cash and shall execute and deliver to the Sellers a promissory note for the principal amount of the second installment (after deduction of all letter of credit issuance fees and expenses (including associated attorneys' fees) actually payable to the issuer of the letter of credit securing such promissory note). Such promissory note shall bear interest at a rate equal to the same rate the Buyers would be able to obtain by investing an amount equal to the principal amount of the note in the letter of credit bank's money market funds and shall be secured by an irrevocable letter of credit authorizing Sellers to draw thereon upon certification to the issuer thereof that Buyer has failed to pay such note when due. Such promissory note and letter of credit shall be on terms and pursuant to written documents mutually agreed by Sellers and Buyer.

     (b) Adjustment Procedures. The Buyer will prepare an unaudited combined balance sheet (the "Closing Balance Sheet") of the Sellers as of the Closing Date, consisting of a computation of the book value as of the Closing Date of the Purchased Assets (excluding goodwill and other intangible assets) less the book value of the Assumed Liabilities, all as determined in accordance with generally accepted accounting principles applied consistently with the Financial Statements (as defined in Section 3.4(a)); provided, however, that: inventory shall be valued on a FIFO basis; the GE Shareholder Payments (as defined in
Section 3.4(b)) shall be excluded; and there shall be included such reserves and/or write-offs for doubtful accounts receivable and bad debts and for damaged, spoiled, obsolete or slow-moving inventory as shall be consistent with the Seller's past year-end practices. The net book value reflected on the Closing Balance Sheet is hereinafter called the "Net Book Value". The Buyer will deliver the Closing Balance Sheet to the Sellers within 30 days after the Closing Date. If within 30 days following delivery of the Closing Balance Sheet (or the next Business Day if such 30th day is not a Business Day), the Sellers have not given Buyer notice of their objection to the computation of the Net Book Value as set forth in the Closing Balance Sheet (such notice must contain a statement of the basis of the Seller's objection), then the Net Book Value reflected in the Closing Balance Sheet will be deemed mutually agreed by the Buyer and the Sellers and will be used in computing the Adjustment Amount. If the Sellers give such notice of objection, then the issues in dispute will be submitted to a "Big Six" accounting firm, other than Deloitte & Touche LLP, mutually acceptable to the Buyer and the Sellers (the "Accountants") for
resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to the party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the Accountants will be instructed to determine the Net Book Value based upon their resolution of the issues in dispute; (iii) such determination by the Accountants of the Net Book Value, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iv) the Buyer and the Sellers shall each bear 50% of the fees of the Accountants for such determination unless the determination by the Accountants results in an increase of the Adjustment Amount by more than 10% over the Adjustment Amount based upon the Net Book Value reflected on the Closing Balance Sheet prepared by the Buyer, in which case the Buyer shall pay all fees of the Accountant.

     To the extent that the Net Book Value, as mutually agreed by the parties or as determined by the Accountants, exceeds the Initial Adjustment Amount Payment, the Buyer shall be obligated to pay the amount of such excess, up to the amount of the Escrowed Adjustment Amount, promptly to the Sellers, one-half to the Corporation and one-half to the LLC. In furtherance of such obligation of the Buyer, the parties shall execute and deliver to the escrow agent with whom the Escrowed Adjustment Amount is on deposit a joint instruction to pay such excess to the Sellers, with any remaining balance of the Escrowed Adjustment Amount to be paid to the Buyer. To the extent that the Net Book Value, as mutually agreed by the parties or as determined by the Accountants, is less than the Initial Adjustment Amount Payment, the Sellers shall be obligated, jointly and severally, to pay the amount of such shortfall in the Net Book Value promptly to the Buyer. In furtherance of such obligation of the Sellers, the parties shall execute and deliver to the escrow agent with whom the Escrowed Adjustment Amount is on deposit a joint instruction to pay up to the entire amount of the Escrowed Adjustment Amount to the Buyer. To the extent that the amount of such shortfall in the Net Book Value shall exceed the Escrowed Adjustment Amount, the Sellers shall be obligated, jointly and severally, to pay such excess amount of shortfall promptly to the Buyer. Any interest earned on the Escrowed Amount shall be paid to the Buyer or the Sellers in proportion to the respective principal amounts of the Escrowed Adjustment Amount received by each of them.

     (c) Allocation. The allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets is to be mutually agreed by the Sellers and the Buyer at the Closing; provided that (i) the amount allocated to the covenants set forth in Section 13.1 shall be $10,000, (ii) the aggregate allocation between the Corporation and the LLC shall be equal, and (iii) the aggregate allocation to the Purchased Assets (other than goodwill) shall not exceed the Adjustment Amount computed in paragraph (b) above.


     1.4 Instruments of Conveyance and Transfer; Further Assurances; Access.

     (a) Instruments of Conveyance and Transfer. At the Closing, each of the Sellers shall deliver to the Buyer a Bill of Sale and Assignment, substantially in the form of Exhibit 1.4(a) (the "Bill of Sale") and such other endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer, as shall be necessary to vest in the Buyer good, valid, marketable and insurable title to the Purchased Assets in accordance herewith. Simultaneously therewith, the Sellers shall take all steps as may be required to transfer to the Buyer actual possession and exclusive operating control of the Purchased Assets.

     (b) Consulting Agreements. At the Closing, the Shareholders will enter into consulting agreements with the Buyer on terms reasonably satisfactory to the Shareholders and the Buyer (the "Consulting Agreements") pursuant to which the Shareholders will provide part-time consulting services (including advertising and promotional assistance) to the Buyer on an as needed basis.

     (c) Dealership Leases. At the Closing, the Shareholders will enter into leases to the Buyer's wholly-owned subsidiary (with the guaranty of the Buyer or other security required by the terms of the leases), as lessee, regarding the real properties associated with the Sellers' dealership businesses, substantially in the form of Exhibit 1.4(c) (the "Dealership Leases").

     (d) Further Assurances. The Sellers further agree that, from and after the Closing, they will execute and deliver to the Buyer such additional instruments and documents and take such further action as the Buyer may reasonably require in order to more fully vest, record and/or perfect the Buyer's title to, or interest in, the Purchased Assets.

     (e) Shareholders' Covenant to Close. The Shareholders further covenant and agree to take all necessary officer, director and stockholder or member actions to cause the Sellers to perform their obligations at and prior to the Closing, as contemplated by this Agreement.

     1.5 Offers of Employment to Sellers' Employees. On or prior to the date of the Closing, the Buyer may offer employment to such of the Sellers' employees as the Buyer shall select, such employment to begin on or after the date of the Closing and to be upon such terms and conditions as determined by the Buyer in its sole discretion, but the Buyer has no obligation to employ any person.


                                    ARTICLE 2
                                     CLOSING

     The sale and purchase of the Purchased Assets contemplated hereby shall take place at a closing (the "Closing") at the offices of Parker, Poe, Adams & Bernstein L.L.P., 2500 Charlotte Plaza, Charlotte, North Carolina, at 10:00 a.m. local time on the fifth (5th) Business Day, or such shorter period as the Buyer may choose, following the date the Buyer gives notice of the Closing to the Sellers, but in no event later than September 30, 1997, unless another date or place is agreed to in writing by the Sellers and the Buyer. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date".


                                    ARTICLE 3
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS

     The Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:

     3.1 Organization; Good Standing; Qualifications. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Corporation is not required to be qualified as a foreign corporation in any jurisdiction. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. The LLC has not been dissolved, its articles of organization have not been revoked or suspended, it has not been merged into another limited liability company in a transaction in which it was not the survivor, and, if its term of duration is limited, its term has not expired. The LLC is not required to be qualified as a foreign limited liability company in any jurisdiction.

     3.2 Authority; Consents; Enforceability.

     (a) Authority. Each of the Sellers has full organizational power and authority to carry on its business as now conducted, to execute and deliver this Agreement and the other agreements, documents and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Sellers of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by each of the Sellers of the transactions contemplated hereby and thereby and the performance by each of the Sellers of its obligations hereunder and thereunder have been duly and validly authorized by all necessary organizational action, including, without limitation, all necessary shareholder or member action, as the case may be. The execution and delivery by each of the Sellers of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by each of the Sellers of its obligations hereunder and thereunder do not and will not, except as set forth on Schedule 3.2(a), (i) conflict with or violate any of the provisions of the articles of incorporation or by-laws, each as amended, of the Corporation, (ii) conflict with or violate any of the provisions of the articles of organization or operating agreement, each as amended, of the LLC, (iii) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to either of the Sellers, the Purchased Assets or the Assumed Liabilities, (iv) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of either of the Sellers under, or violate or conflict with or result in a breach of, or constitute a default under, any Material Contract, as defined in Section 3.6, to which either of the Sellers is a party or by which either of the Sellers or any of the Purchased Assets or Assumed Liabilities are bound or affected, or
(v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets.

     (b) Consents. Except as set forth in Schedule 3.2(b), no consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party, is required in connection with the execution and delivery by either of the Sellers of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by each of the Sellers of its obligations hereunder or thereunder. Upon receipt from the Buyer of a notice that the Buyer anticipates the Closing to occur within approximately 30 days from the date of such notice (the "30-Day Notice"), the Sellers shall commence reasonable commercial efforts to obtain all consents, authorizations, approvals, notices, filings and registrations set forth on Schedule 3.2(b). The Buyer shall reasonably cooperate with the Sellers in such efforts by them. Originals or certified copies thereof, to the extent available, will have been delivered to the Buyer prior to the Closing.

     (c) Enforceability. This Agreement constitutes, and all instruments of conveyance and other agreements, documents and instruments to be executed and delivered by each of the Sellers in connection herewith shall, when so executed and delivered, constitute, the legal, valid and binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

     3.3 Investments. Other than the Corporation's membership interest in the LLC and customary investments of cash in marketable securities or as set forth on Schedule 3.3, neither Seller owns, directly or indirectly, any shares of capital stock or other equity ownership or proprietary or membership interest in any corporation, limited liability company, partnership, association, trust, joint venture or other entity, nor has any commitment to contribute to the capital of, make loans to, or share in the losses of, any enterprise.

     3.4 Financial Statements. (a) The Sellers have delivered to the Buyer prior to the date hereof:

          (i) The reviewed but unaudited balance sheets for the Sellers on a combined basis as of December 31, 1996, and the related reviewed but unaudited statements of income, stockholders' equity and changes in cash flows of the Sellers on a combined basis for the fiscal year then ended (including the notes thereto and any other information included therein), accompanied, in each case, by the report of Dellinger & Deese PLLC, the Sellers' independent certified public accountants (collectively, the "Annual Financial Statements"); and

          (ii) The unaudited balance sheet of the Sellers on a combined basis as of March 31, 1997 and the related unaudited statements of income, stockholders' equity and changes in cash flow for the three month period then ended (collectively, the "Interim Financial Statements"), as certified by each of the Sellers' respective President and Manager, as the case may be, (the Annual Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the "Financial Statements").


     (b) The Financial Statements (i) include the payments by Dealer Financial Services, Inc. and GE Capital Corporation to the Shareholders (as reported on Internal Revenue Service Forms 1099) pursuant to which the Shareholders receive commissions on General Electric service contracts sold by the Sellers (the "GE Shareholder Payments"), (ii) are in accordance with the books and records of the Sellers, which books and records are true, correct and complete in all material respects, (iii) fully and fairly present the financial condition and results of the operations of the Sellers as of and for the periods indicated, and (iv) have been prepared in accordance with generally accepted accounting principles consistently applied, except as set forth on Schedule 3.4.

     3.5 Absence of Certain Changes. Since December 31, 1996 the Sellers have operated their businesses in the ordinary course and, except as set forth on
Schedule 3.5, there has not been incurred, nor has there occurred:

     (a) Any (i) damage, destruction or loss not covered by insurance, or (ii) any damage, destruction or loss covered by insurance and in excess of one million dollars ($1,000,000), in either case adversely affecting the Purchased Assets or the business of either of the Sellers;

     (b) Except for such liens as may be disclosed on Schedule 3.7, any sale, transfer, pledge or other disposition of any tangible or intangible assets of the either of the Sellers (except sales of vehicle and parts inventory in the ordinary course of business) having an aggregate book value of $75,000 or more;

     (c) Any termination, amendment, cancellation or waiver of any Material Contract (as defined in Section 3.6 hereof) or any termination, amendment, cancellation or waiver of any material rights or claims of either of the Sellers under any Material Contract (except in each case in the ordinary course of business and consistent with past practices);

     (d) Any material change in the accounting methods, procedures or practices followed by either of the Sellers or any change in depreciation or amortization policies or rates theretofore adopted by the Sellers;

     (e) Except as may be disclosed on Schedules 3.8(b), 3.9(b), 3.22 and 3.23, any obligation or liability for indebtedness for (i) borrowed money (or the guaranty thereof), or (ii) the deferred purchase price of assets or for the leasing of real or personal property requiring total payments in any single instance in excess of $10,000 incurred by either of the Sellers (whether jointly or severally) to any person or entity;

     (f) Any material change in policies, operations or practices with respect to business operations followed by either of the Sellers, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of the Sellers concerning the employees of the Sellers;

     (g) Any statute, rule, regulation or order adopted or promulgated which materially and adversely affects the Purchased Assets or the business of the Sellers or the ability of the Sellers to enter into valid, binding and enforceable agreements;

     (h) Any capital appropriation or expenditure or commitment therefor on behalf of the Sellers in excess of $50,000 individually, or $100,000 in the aggregate;

     (i) Any general uniform increase, other than in the ordinary course of business, in the compensation of employees of either of the Sellers (including, without limitation, any increase, other than in the ordinary course of business, pursuant to any bonus, incentive pay system, pension, profit-sharing, defined compensation or other plan or commitment) (other than any bonus which is fully paid and satisfied prior to Closing), or any increase in excess of $25,000 in any such compensation payable to any individual officer, director, consultant or agent thereof, or any loans or commitments therefor made by either of the Sellers to any persons, including any officers, directors, stockholders, employees, consultants or agents of the Sellers or any of their affiliates;

     (j) Any account receivable in excess of $50,000 or note receivable in excess of $50,000 owing to either of the Sellers which (i) has been written off as uncollectible, in whole or in part, (ii) has had asserted against it any claim, refusal or right of setoff, or (iii) the account or note debtor has refused to, or threatened not to, pay for any reason, or such account or note debtor has become insolvent or bankrupt;

     (k) Any other change in the condition (financial or otherwise), business operations, assets, earnings, business or prospects of either of the Sellers which has, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the business or operations of the Sellers; or

     (l) Any agreement, whether in writing or otherwise, by either of the Sellers to take or do any of the actions enumerated in this Section 3.5.

     3.6 Material Contracts.

     (a) List of Material Contracts. Set forth on Schedule 3.6(a) is a list of all of the following contracts, agreements, documents, instruments, understandings or arrangements, written or oral, relating to the Purchased Assets or the Assumed Liabilities, other than vehicle and parts purchase and sale contracts made in the ordinary course of business (collectively, the "Material Contracts"):

          (i) purchase or sales orders and other contracts for the sale of goods or services in excess of $50,000 individually;

          (ii) purchase orders or contracts involving the expenditure of more than $50,000 in any instance for the purchase of materials, supplies, equipment or services and which are not cancelable within thirty (30) days without penalty;

          (iii) contracts which have a term in excess of one (1) year and involve the expenditure of more than $75,000;

          (iv) contracts and agreements relating to the leasing (as lessor or lessee) or to the conditional purchase or sale by the Sellers of any property, real, personal or mixed and pursuant to which the Sellers' outstanding obligations exceed $10,000;

          (v) contracts, commitments and arrangements with any governmental body, agency or authority;

          (vi) indentures, mortgages, deeds of trust, promissory notes, loan agreements, capital leases (except to the extent covered in (iv) above), security agreements or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets (except to the extent covered in (iv) above), or which otherwise evidence indebtedness of the Sellers for borrowed money or which create an Encumbrance on any of the Purchased Assets;

          (vii) guarantees of the obligations of a third party or agreements to indemnify third parties;

          (viii) agreements which restrict the Sellers from doing business with any other person or entity in any geographic area or from producing or selling any product;

          (ix) contracts or agreements with any of the Shareholders or any affiliate (as defined below) of any of the Shareholders;

          (x) license agreements (as licensee or licensor) with third parties;

          (xi) employment, severance, change of control, parachute, or consulting agreements or arrangements and collective bargaining agreements and other related agreements, other than oral at-will arrangements with any employees the termination of which will not require the payment of any money;

          (xii) distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar agreements or any other contract relating to the payment of a commission, including, but not limited to, all agreements with Chrysler Corporation, General Motors Corporation or other vehicle manufacturer or distributor;

          (xiii) profit-sharing, deferred compensation, bonus, incentive, stock option, pension, retirement, stock purchase, hospitalization, insurance or similar plan, agreement or policy, formal or informal, funded or unfunded, providing benefits to any current or former director, officer, shareholder or employee;

          (xiv) any agreement, arrangement, commitment or understanding for the sale of any of the Purchased Assets, outside the ordinary course of business; and

          (xv) any other agreement, understanding or arrangement, written or oral, which, in the judgment of the Sellers and the Shareholders, is material to the business of the Sellers, the Purchased Assets or the Assumed Liabilities and not otherwise described in this Section 3.6.

     True copies of all written Material Contracts and written summaries of all oral Material Contracts described or required to be described on Schedule 3.6(a) will be delivered to the Buyer or its counsel promptly after the date hereof. For purposes of this Agreement, an "affiliate" is any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a person or entity and the concept of "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

     (b) Performance, Defaults, Enforceability. Except as set forth on Schedule 3.6(b), the Sellers have in all material respects performed all of their obligations required to be performed by them to the date hereof, and are not in default or alleged to be in default in any material respect, under any Material Contract, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. Except as set forth on Schedule 3.6(b), to the knowledge of the Sellers, no other party to any Material Contract is in default in any respect of any of its obligations thereunder. Each of the Material Contracts is valid and in full force and effect, and, except as set forth in Schedule 3.6(b), the transfer and assignment to the Buyer of all of the Material Contracts, will not (i) require the consent of any party thereto or (ii) constitute an event permitting termination thereof.

     3.7 Title to Purchased Assets and Related Matters. The Sellers have good, marketable and insurable title to all of the tangible Purchased Assets, free and clear of all Encumbrances, except those described on Schedule 3.7 or another schedule hereto and liens for taxes not yet due and payable, liens of materialmen, mechanics and the like, incurred and discharged in the ordinary course of business, and liens in the ordinary course of business in connection with workers' compensation, unemployment insurance and the like. Except as set forth in Schedule 3.7 or another schedule hereto, the Purchased Assets: (i) include all properties and assets (real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements) utilized by the Sellers in carrying on their business in the ordinary course; (ii) are in the exclusive possession and control of the Sellers and no person or entity other than the Sellers are entitled to possession of any portion of the Purchased Assets; and (iii) do not include any contracts for future services, prepaid items or deferred charges the full value or benefit of which will not be usable by or transferable to the Buyer.

     3.8 Real Property of the Sellers.

     (a) Owned Real Property. The Sellers do not own and have never owned any real property.

     (b) Leased Premises. Schedule 3.8(b) contains a complete list and description (including buildings and other structures thereon) of all real property of which the Sellers are individually or jointly tenants (herein collectively the "Leased Premises"), true and complete copies of the leases thereof (except existing leases to be replaced by the Dealership Leases) have been delivered to the Buyer. Except as set forth in Schedule 3.8(b), the Leased Premises are in good physical condition and repair, except for ordinary wear and tear and any damage, destruction or loss which would not be a breach of the Sellers' representations and warranties contained in Section 3.5(a) above. The Sellers have no knowledge of any event or condition which currently exists which would create a legal or other impediment to the use of the Leased Premises as currently used, or would increase the additional charges or other sums payable by the tenant under any of the leases (together with the Dealership Leases, the "Leases") (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Premises). Except as set forth in
Schedule 3.8(b), the improvements and building systems which comprise a part of the Leased Premises as to which the Sellers are responsible for the maintenance and repair thereof are in good condition, maintenance and repair, except for ordinary wear and tear and any damage, destruction or loss which would not be a breach of the Sellers' representations and warranties contained in Section 3.5(a) above. Except for easements and restrictions of record, there is no person or entity other than the Sellers in or entitled to possession of the Leased Premises.

     (c) Easements, Etc. The Leased Premises have sufficient easements and rights, including, but not limited to, easements for power lines, water lines, sewers, roadways and other means of ingress and egress, to conduct the businesses the Sellers now conduct, all such easements and rights are unconditional appurtenant rights to the Leased Premises for terms not less than those of the Leases, including without limitation, renewal periods with respect to the Leased Premises, and none of such easements or rights are subject to any forfeiture or divestiture rights.

     (d) Condemnation. Neither the whole nor any portion of any of the Leased Premises has been condemned, expropriated, ordered to be sold or otherwise taken by any public authority, with or without payment or compensation therefor, and the Sellers do not know of any such condemnation, expropriation, sale or taking, or have any grounds to anticipate that any such condemnation, expropriation, sale or taking is threatened or contemplated. The Sellers have no knowledge of any pending assessments which would affect the Leased Premises.

     (e) Zoning, Etc. Except as set forth in Schedule 3.8(e), none of the Leased Premises is in violation of any public or private restriction or any law or any building, zoning, health, safety, fire or other law, ordinance, code or regulation, and, except as set forth on Schedule 3.8(e), no notice from any governmental body has been served upon the Sellers or upon any of the Leased Premises claiming any violation of any building, zoning, health, safety, fire or other law, ordinance, code or regulation or requiring or calling to the attention of the Sellers the need for any work, repair, construction, alterations or installation on or in connection with said properties, with which the Sellers have not complied.

Notwithstanding anything to the contrary contained herein, all representations and warranties of the Sellers in this Section 3.8 are made to the knowledge of the Sellers insofar as such representations and warranties relate to Leased Premises not owned by the Sellers, the Shareholders or their respective affiliates.

     3.9 Machinery, Equipment, Etc.

     (a) Owned Equipment. Schedule 3.9(a) sets forth a list of all material machinery, equipment, tools, motor vehicles, furniture and fixtures owned by the Sellers and included in the Purchased Assets (collectively, the "Owned Equipment").

     (b) Leased Equipment. Schedule 3.9(b) contains a list of all personal property leases or other agreements, whether written or oral, having total remaining payments in excess of $10,000 and under which the Sellers individually or jointly are lessees of or hold or operate any items of machinery, equipment, motor vehicles, furniture and fixtures or other property owned by any third party (collectively the "Leased Equipment").

     (c) Maintenance of Equipment. Except as set forth on Schedule 3.9(c), the Owned Equipment and the Leased Equipment is in good operating condition, maintenance and repair in accordance with industry standards, except for ordinary wear and tear and any damage, destruction or loss which would not be a breach of the Sellers' representations and warranties contained in Section 3.5(a) above.

     3.10 Inventories of the Sellers. All inventories of the Sellers included in the Purchased Assets consist in all material respects of items of a quality and quantity usable and salable in the normal course of their businesses at the values at which such inventories are carried, are generally sufficient to do business in the ordinary course, and the levels of inventories are consistent with the levels maintained by the Sellers in the ordinary course consistent with past practices and the Sellers' obligations under their agreements with Chrysler Corporation or other vehicle manufacturer or distributor. The values at which such inventories are carried are based on (a) the LIFO method in the case of new vehicle inventory, and (b) the FIFO method in the case of used vehicles and spare parts inventories, and are stated in accordance with generally accepted accounting principles consistently applied by the Sellers at the lower of historic cost or market.

     3.11 Accounts Receivable of the Sellers. The Sellers have delivered to the Buyer a true and correct aged list of all unpaid accounts receivable of the Sellers as of May 1, 1997. All accounts receivable of the Sellers included in the Purchased Assets will constitute legal, valid and binding and enforceable claims with respect to which the rendition of services or the sale of goods has been completed in bona fide transactions in the ordinary course of business, are collectible at the aggregate recorded amounts thereof, subject to the Sellers' customary bad debt write-off which would, but for the Closing, be taken at the end of 1997, in the ordinary course of the Sellers' business, and are not subject to any known offsets or counterclaims.

     3.12 Approvals, Permits and Authorizations. Set forth on Schedule 3.12 is a list of all governmental licenses, permits, certificates of inspection, other authorizations, filings and registrations which are necessary in all material respects for the Sellers to own the Purchased Assets and to operate their businesses as presently conducted (collectively, the "Authorizations"). All Authorizations have been duly and lawfully secured or made by the Sellers and are in full force and effect. There is no proceeding pending or overtly threatened or, to the Sellers' knowledge, any basis for a claim, to revoke or limit any Authorization. From the date hereof to and including the Closing Date, the Sellers will make all reasonable commercial efforts to maintain the Authorizations. As of the Closing, all Authorizations will be transferred pursuant to this Agreement to the Buyer to the extent permitted by law. Upon receipt of the 30-Day Notice, the Sellers will take all reasonable commercial steps to obtain, and will cooperate with the Buyer to obtain, all consents and approvals required to effect such transfer. With respect to renewal of Authorizations, the Sellers have made, in a timely manner, all filings, reports, notices and other communications with the appropriate governmental body, and have otherwise taken, in a timely manner, all other action, known or anticipated to be required to be taken by the Sellers, reasonably necessary to secure the renewal of the respective Authorizations prior to the date of their respective expirations.

     3.13 Compliance with Laws. The Sellers have conducted their operations and businesses in all material respects in compliance with, and all of the Purchased Assets comply in all material respects with, (i) all applicable laws, rules and regulations (including, without limitation, any laws, rules and regulations relating to anticompetitive practices, contracts, discrimination, employee benefits, employment, health, safety, and zoning, but excluding Environmental Laws which are the subject of Section 3.29 hereof) and (ii) all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances. The Sellers have not received any currently pending notification of any asserted present or past failure by them to comply with such laws, rules or regulations, or such orders, rules, writs, judgments, injunctions, decrees or ordinances. Set forth on Schedule 3.13 are all orders, writs, judgments, injunctions, decrees or other awards of any court or any governmental instrumentality presently applicable to the Purchased Assets or the Sellers or their businesses and operations. The Sellers have delivered to the Buyer copies of all reports, if any, of the Sellers required to be prepared by the Sellers within the last 2 years under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been, or as of the Closing Date, will have been, corrected by the Sellers.

     3.14 Insurance.

     (a) Schedule 3.14(a) of this Agreement sets forth a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and any other insurance and bonds maintained by, or on behalf of, the Sellers on their properties, operations, inventories, assets, businesses or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $5,000 thereunder). Each such insurance policy identified therein is and shall remain in full force and effect on and as of the Closing Date (subject to cancellation immediately thereafter unless continued by the Buyer) and the Sellers are not in default with respect to any provision contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. No notice of cancellation or termination has been received with respect to any such policy. The Sellers have not, during the last three (3) fiscal years, been denied or had revoked or rescinded any policy of insurance.

     (b) Set forth on Schedule 3.14(b) is a summary of information pertaining to property damage and personal injury claims in excess of $5,000 against either of the Sellers during the past five (5) years, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to the Sellers.

     3.15 Taxes.

     (a) All federal, state and local tax returns and reports required as of the date hereof to be filed by the Sellers for taxable periods ending prior to the date hereof have been duly and timely filed (after giving effect to applicable extension periods) by the Sellers with the appropriate governmental agencies, and all such returns and reports are true, correct and complete.

     (b) All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes ("Taxes"), payable by, or due from, the Sellers for all periods prior to the date hereof have been fully paid or adequately reserved for by the Sellers or, with respect to Taxes required to be accrued, the Sellers have properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of the Sellers, in all cases except to the extent (i) the requirement to pay or accrue such tax is unknown to the Sellers and immaterial as to amount and (ii) being contested in good faith by appropriate proceedings with adequate reserves therefor.

     (c) The federal income tax returns of the Sellers have not been examined by the Internal Revenue Service ("IRS") since the taxable period ended December 31, 1993. Except as set forth on Schedule 3.15, the Sellers have not received any notice of any assessed or proposed claim or deficiency against it in respect of, or of any present dispute between it and any governmental agency concerning, any Taxes. Except as set forth on Schedule 3.15, no examination or audit of any tax return or report of either of the Sellers by any applicable taxing authority is currently in progress and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report of the Sellers. Copies of all federal, state and local tax returns and reports required to be filed by the Sellers for the years ended December 31, 1995 and 1994, together with all schedules and attachments thereto, have been previously delivered to the Buyer.

     (d) The Corporation, with the consent of the Shareholders, has validly elected under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed as a small business corporation for the Corporation's taxable year beginning January 1, 1987, and such tax election has continued uninterrupted for that time and is still in effect and will remain in effect through the Closing. The Corporation and the Shareholders from the date hereof though the Closing will not cause or allow the Corporation's election to be taxed as a small business corporation under Subchapter S of the Code to terminate and will not perform or fail to perform any act which might jeopardize the continued validity of said election through such date.


     (e) The Sellers are not now, and have never been, members of a consolidated group for federal income tax purposes or a consolidated, combined or similar group for state tax purposes. No consent under Code Section 341 has been made affecting the Sellers. Neither of the Sellers is a party to any agreement or arrangement that would result in the payment of any "excess parachute payments" under Code Section 280G. Except as set forth on Schedule 3.15, the Sellers are not required to make any adjustment under Code Section 481(a). No power of attorney relating to Taxes is currently in effect affecting the Sellers.

     3.16 Litigation. Except as set forth in Schedule 3.16, there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or overtly threatened, against the Sellers with respect to the Purchased Assets or the Assumed Liabilities or the businesses of the Sellers, other than customer complaints in the ordinary course of business. Except as set forth on Schedule 3.6(b), the Sellers know of no basis for the institution of any such action, suit, claim, investigation or proceeding. The Sellers are not now under any judgment, order, writ, injunction, decree, award or other similar command of any court, administrative agency or other governmental authority applicable to the businesses of the Sellers or any of the Purchased Assets or Assumed Liabilities.

     3.17 Powers of Attorney. Except as set forth on Schedule 3.17, there are no persons, firms, associations, corporations, business organizations or other entities holding general or special powers of attorney from the Sellers other than the registered corporate agents of the Sellers in the State of North Carolina and powers of attorney granted under and embodied in the written terms of the Material Contracts.

     3.18 Broker's and Finder's Fees. The Sellers have not incurred any liability to any broker, finder or agent or any other person or entity for any fees or commissions with respect to the transactions contemplated by this Agreement, and the Sellers hereby agree to assume all liability to any such broker, finder or agent or any other person or entity claiming any such fee or commission.

     3.19 Employee Relations. The Sellers employ a total of 226 employees as of May 14, 1997. Except as set forth in Schedule 3.19: (a) the Sellers are not delinquent in the payment (i) to or on behalf of any past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof or the date of the Closing, as the case may be, (ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes and approved in the ordinary course in accordance with the Sellers' policies regarding workers' compensation and/or any applicable state statute or administrative procedure; (b) there is no material unfair labor practice charge or complaint against the Sellers pending before the National Labor Relations Board, and, to the knowledge of the Sellers, none is threatened; (c) there is no labor strike, dispute, slowdown or stoppage actually in progress or, to the knowledge of the Sellers, threatened against the Sellers;
(d) there are no collective bargaining agreements currently in effect between the Sellers and labor unions or organizations representing any employees of the Sellers; (e) no collective bargaining agreement is currently being negotiated by the Sellers; (f) there are no union organizational drives in progress and there has been no formal or informal request to the Sellers for collective bargaining or for an employee election from any union or from the National Labor Relations Board; (g) no union representation or jurisdictional dispute or question exists respecting the employees of the Sellers; (h) no material grievance or arbitration proceedings are pending and no claim therefor has been asserted against the Sellers; and (i) no material dispute exists between either of the Sellers and any of their sales representatives or, to the knowledge of the Sellers, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation.

     3.20 Compensation. Schedule 3.20 contains a schedule of all employees (including sales representatives) and consultants of the Sellers whose individual cash compensation for the year ended December 31, 1996, or projected for the year ended December 31, 1997, is in excess of $100,000, together with the amount of total compensation paid to each such person for the twelve month period ended December 31, 1996 and the current aggregate base salary or hourly rate (including any incentive pay system, bonus or commission) for each such person.

     3.21 Patents; Trademarks; Trade Names; Copyrights; Licenses, Etc.

     (a) Except as set forth on Schedule 3.21, there are no patents, trademarks, trade names, service marks, service names and registered copyrights, which are material to the Sellers' businesses, and there are no applications therefor or licenses thereof, inventions, computer software, logos, or slogans, which are owned or leased by the Sellers or used in the conduct of the Sellers' business. Except as set forth on Schedule 3.21, the Sellers are not individually or jointly a party to, and do not pay a royalty to anyone under, any license or similar agreement. There is no existing claim, or, to the knowledge of the Sellers, any basis for any claim, against the Sellers that any of their operations, activities or products infringe the patents, trademarks, trade names, copyrights or other property rights of others or that either of the Sellers is wrongfully or otherwise using the property rights of others. To the Sellers' knowledge, no third party is violating the Sellers' intangible property rights.

     (b) The Sellers are the owners of the names "Lake Norman Dodge, Inc." and "Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC" in the State of North Carolina and, to the knowledge of the Sellers, no person uses, or has the right to use, such name or any derivation thereof in connection with the manufacture, sale, marketing or distribution of products or services commonly associated with an automobile dealership in North Carolina.

     3.22 Certain Liabilities.

     (a) Part 1 of Schedule 3.22 sets forth a true and complete aged listing of all accounts payable owing by the Sellers as of May 1,1997. All accounts payable by the Sellers to third parties as of the date hereof arose in the ordinary course of business and none are delinquent or past due, except as may be noted on such Schedule and except to the extent payment thereof is being disputed in an appropriate manner and the disputed amounts are adequately reserved on the respective Sellers' books of account.

     (b) Part 2 of Schedule 3.22 sets forth a list of all indebtedness of the Sellers as of the close of business on the day preceding the date hereof (other than accounts payable) including, without limitation, money borrowed, the deferred purchase price of assets, letters of credit and capitalized leases, indicating, in each case, the name or names of the lender, the date of maturity, the rate of interest, any prepayment penalties or premiums and the unpaid principal amount of such indebtedness as of such date.

     3.23 No Undisclosed Liabilities. The Sellers do not have any material liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, other than those (a) reflected in the Financial Statements, (b) incurred in the ordinary course of business since the date of the Financial Statements, (c) fully insured by third party insurance carriers, or (d) disclosed specifically on Schedule 3.23.

     3.24 Certain Transactions. Except as set forth in Schedule 3.24, there are no transactions between any Seller and any of the Shareholders (including the Shareholders' affiliates), or the Sellers' or Shareholders' (including the Shareholders' affiliates) directors, officers or salaried employees, or the family members or affiliates of any of the above (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any of the Shareholders, or any such officer, director or salaried employee, family member, or affiliate or any corporation, partnership, trust or other entity in which such family member, affiliate, officer, director or employee has a substantial interest or is a shareholder, officer, director, trustee or partner.

     3.25 Business Generally. The Sellers have not agreed to sell the Purchased Assets to the Buyer based in whole or in part on the knowledge of any information concerning the Sellers which has, or could reasonably be expected to have, a material adverse effect on the businesses and operations of the Sellers, taken as a whole, and which has not been disclosed to the Buyer hereunder.

     3.26 Employee Benefits.

     (a) Schedule 3.26 lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Sellers or to which the Sellers contribute or are required to contribute and also lists each deferred compensation plan, bonus plan, severance plan, stock option plan, "phantom" stock plan, employee stock purchase plan, cafeteria plan, and each other employee benefit plan, agreement, arrangement, policy or commitment of the Sellers, whether formal or informal, written or oral, funded or unfunded, covering employees or former employees of the Seller (each such plan being hereinafter called an "Employee Benefit Plan"). For this purpose and for the purpose of all of the representations in this
Section 3.26, the term Sellers shall include the Shareholders and all entities which by reason of common control are treated together with the Sellers and/or Shareholders as a single employer in accordance with Section 414 of the Internal Revenue Code (the "Code").

     (b) The Sellers do not maintain or contribute to, and have never maintained or contributed to, an Employee Benefit Plan subject to Title IV of ERISA or a "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (c) Each Employee Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) has been administered and maintained to date in substantial compliance with the provisions of its terms, ERISA and the Code, where required, and all other applicable laws, rules and regulations; and a favorable determination as to the qualification under the Code of each Employee Benefit Plan intended to be so qualified, and each amendment thereto, has been made by the IRS.

     (d) No Employee Benefit Plan is funded by means of a VEBA or is otherwise subject to the funding rules of Sections 419 and 419A of the Code. The Sellers comply and have substantially complied with the health care continuation coverage (COBRA) requirements of Section 4980B of the Code and Sections 601-608 of ERISA and any applicable state health care continuation coverage requirements. Sellers have made no promises or incurred any liability, pursuant to an Employee Benefit Plan or otherwise, to provide medical or other welfare benefits to retired or former employees of the Sellers (other than COBRA or state mandated continuation coverage, where applicable).

     (e) To the knowledge of the Sellers, neither the Sellers nor any plan fiduciary of any Employee Benefit Plan has engaged in any transaction which would result in any tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any plan fiduciaries breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which may result in any claim being made under or by or on behalf of any Employee Benefit Plan by any party with standing to make such claim. No litigation concerning any Employee Benefit Plan is pending or, to the Sellers' knowledge, threatened or probable of assertion, nor, to the knowledge of the Sellers, is there outstanding any complaint to the Department of Labor concerning any such plan.

     (f) True and complete copies of each Employee Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments), most recent Summary Plan Descriptions thereof, all records concerning any IRS or Department of Labor audit, if any, of the same or of deductions for contributions thereto, the three most recent Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Employee Benefit Plan and annual financial statements for the last three (3) plan years of any Employee Benefit Plan, together with test results demonstrating compliance with coverage and either contributions or benefits non-discrimination, as required by the Code, have heretofore been delivered by the Sellers to the Buyer.

     (g) All Employee Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments) are legally valid and binding and in full force and effect, and there are no material defaults thereunder. None of the rights of the Sellers thereunder will be impaired by the consummation of the transactions contemplated by this Agreement.

     3.27 Sellers and Shareholders Not Foreign Persons. Neither the Sellers nor any of the Shareholders is a "foreign person" as that term is defined in the Code and the regulations promulgated pursuant thereto, and the Buyer has no obligation under Section 1445 of the Code to withhold or pay over to the IRS any part of the "amount realized" (as such term is defined in the regulations issued under Section 1445 of the Code) by the Sellers and/or the Shareholders in the transactions contemplated hereby.

     3.28 Suppliers and Customers. Except as set forth in Schedule 3.28, the Sellers are not required to provide bonding or any other security arrangements in connection with any transactions with any of its respective customers or suppliers. Except as disclosed on Schedule 3.28, to the knowledge of the Sellers, no material supplier or creditor intends or has threatened to terminate or modify any of their respective relationships with the Sellers.

     3.29 Environmental Matters.

     (a) For purposes of this Section 3.29, the following terms shall have the following meaning:

          (i) "Environmental Law" means all present and future federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements, or permits, issued, promulgated, approved or entered thereunder by any government authority relating to pollution, Hazardous Materials, worker safety or protection of human health or the environment.

          (ii) "Hazardous Material" means any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any Environmental Law.

     (b) The Sellers have obtained all permits, licenses and other authorizations or approvals required under Environmental Laws for the conduct and operation of the Purchased Assets in all material respects ("Environmental Permits"). All such Environmental Permits are in good standing, the Sellers are and have been in compliance in all material respects with the terms and conditions of all such Environmental Permits, and no appeal or any other action is pending or threatened to revoke any such Environmental Permit.

     (c) Except as may be disclosed in the environmental  reports referred to in
Section 3.29(l), the Sellers and the Purchased Assets are and have been in compliance in all material respects with all Environmental Laws.

     (d) Except as may be disclosed in the environmental  reports referred to in
Section 3.29(l), neither the Sellers nor the Shareholders has received any written or oral order, notice, complaint, request for information, claim, demand or other communication from any government authority or other person, whether based in contract, tort, implied or express warranty, strict liability, or any other common law theory, or any criminal or civil statute, arising from or with respect to (i) the presence of any Hazardous Material or any other environmental condition or a release or threatened release on, in or under the Leased Premises or any other property formerly owned, used or leased by the Sellers, (ii) any other circumstances forming the basis of any actual or alleged violation by the Sellers of any Environmental Law or any liability of the Sellers under any Environmental Law, (iii) any remedial or removal action required to be taken by the Sellers under any Environmental Law, or (iv) any harm, injury or damage to real or personal property, natural resources, the environment or any person alleged to have resulted from the foregoing, nor are the Sellers aware of any facts which might reasonably give rise to such notice or communication. The Sellers have not entered into any agreements concerning any removal or remediation of Hazardous Materials

     (e) No lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions are pending or overtly threatened under any Environmental Law with respect to the Sellers or the Leased Premises.

     (f) Except as may be disclosed in the environmental  reports referred to in
Section 3.29(l) or as disclosed on Schedule 3.29, no Hazardous Materials are or have been released, discharged, spilled or disposed of onto, or migrated onto, the Leased Premises or any other property previously owned, operated or leased by the Sellers, and no environmental condition exists (including, without limitation, the presence, release, threatened release or disposal of Hazardous Materials) related to the Leased Premises, to any property previously owned, operated or leased by the Sellers, or to the Sellers' past or present operations, which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.

     (g) Neither the Sellers nor any of their predecessors in interest has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location (i) which is listed on the National Priorities List, the CERCLIS list under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal, state or local list, (ii) which is the subject of any federal, state or local enforcement action or other investigation, or (iii) about which the Sellers or the Shareholders have received or have reason to expect to receive a potentially responsible party notice or other notice under any Environmental Law.

     (h) No environmental lien has attached or is threatened to be attached to the Leased Premises.

     (i) No employee of the Sellers in the course of his or her employment with the Sellers has been exposed to any Hazardous Materials or other substance, generated, produced or used by the Sellers which could give rise to any material claim (whether or not such claim has been asserted) against the Sellers.

     (j) Except as set forth on Schedule 3.29(j) and except as may be disclosed in the environmental reports referred to in Section 3.29(l), the Property does not contain any: (i) septic tanks into which process wastewater or any Hazardous Materials have been disposed; (ii) asbestos; (iii) polychlorinated biphenyls
(PCBs); (iv) underground injection or monitoring wells; or (v) underground storage tanks.

     (k) Except as provided in the written terms of the Material Contracts, the Sellers have not agreed to assume, defend, undertake, guarantee, or provide indemnification for, any liability, including without limitation any obligation for corrective or remedial action, of any other person under any Environmental Law for environmental matters or conditions.

     (l) Except as set forth on Schedule 3.29(l), to the knowledge of the Sellers, there have been no environmental studies or reports made relating to the Leased Premises or any other property or facility previously owned, operated or leased by the Sellers.

     (m) Notwithstanding anything to the contrary contained herein, all representations and warranties of the Sellers in paragraphs (e) through (j) and
(l) of this Section 3.29 are made to the knowledge of the Sellers insofar as such representations and warranties relate to real property not owned by the Sellers, the Shareholders or their respective affiliates.

     3.30 Bank Accounts and Safe Deposit Boxes. Schedule 3.30 lists all bank accounts, credit cards and safe deposit boxes in the name of, or controlled by, the Sellers, and details about the persons having access to or authority over such accounts, credit cards and safe deposit boxes.

     3.31 Warranties. Set forth on Schedule 3.31 are descriptions or copies of the forms of all express, unexpired warranties and disclaimers of warranty made by the Sellers (separate and distinct from any applicable manufacturers', suppliers' or other third-parties' warranties or disclaimers of warranties) to customers or users of the vehicles, parts, products or services of the Sellers. Except for no more than $300,000 per year of warranty repairs and accommodations made for customers in the ordinary course of business, there has been no breach of warranty or breach of representation claim against the Sellers during the past five years which has resulted in any cost, expenditure or exposure to the Seller of more than $10,000 individually.

     3.32 Interest in Competitors and Related  Entities.  Except as set forth on
Schedule 3.32, no Shareholder and no affiliate of any Shareholder (i) has any direct or indirect interest in any person or entity engaged or involved in any business which is competitive with the business of the Sellers, (ii) has any direct or indirect interest in any person or entity which is a lessor of assets or properties to, material supplier of, or provider of services to, the Sellers, or (iii) has a beneficial interest in any contract or agreement to which either of the Sellers is a party; provided, however, the foregoing representation and warranty shall not apply to any person or entity, or any interest or agreement with any person or entity, which is a publicly held corporation in which the Shareholders individually and collectively own less than 3% of the issued and outstanding voting stock.

     3.33 Availability of Sellers' Employees. There have been no actions taken by the Sellers, their affiliates, or any of their respective shareholders, officers, directors, members, managers or employees, to discourage, or in any way prevent, any of the employees of the Sellers from being hired by the Buyer after Closing.

     3.34 Misstatements and Omissions. No representation or warranty made by the Sellers in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Sellers or any of the Shareholders pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Sellers as follows:

     4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority; Consents; Enforceability.

     (a) Authority. The Buyer has full corporate power and authority to execute and deliver the Agreement and the other agreements and documents and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of the Buyer. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder will not (i) conflict with or violate any of the provisions of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court administrative or governmental agency or other body applicable to the Buyer or any of its assets, or (iii) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of the Buyer under, or violate or conflict with or result in a breach by the Buyer of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which the Buyer is a party or by which the Buyer or any of its assets may be otherwise bound or affected.

     (b) Consents. Except as set forth in Schedule 4.2(b), no consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection herewith, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder. The Buyer shall use reasonable commercial efforts to obtain all consents, authorizations, approvals, notices, filings and registrations set forth on Schedule 4.2(b). The Sellers shall reasonably cooperate with the Buyer in such efforts by it.

     (c) Enforceability. This Agreement constitutes, and all other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith shall, when so executed and delivered, constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

     4.3 Broker's and Finder's Fees. The Buyer has not incurred any liability to any broker, finder or agent or any other person or entity for any fees or commissions with respect to the transactions contemplated by this Agreement, and the Buyer hereby agrees to assume all liability to any such broker, finder or agent or any other person or entity claiming any such fee or commission.

     4.4 Litigation. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the Buyer's knowledge, threatened or probable of assertion, against the Buyer before any court, governmental or administrative agency or other body relating to this Agreement and/or the transactions contemplated hereby. The Buyer is not now under any judgment, order, writ, injunction, decree or other similar command of any court, administrative agency or other governmental agency which relate to this Agreement and/or the transactions contemplated hereby.

     4.5 Misstatements or Omissions. No representation or warranty made by the Buyer in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Buyer to the Sellers and/or the Shareholders pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.


                                    ARTICLE 5
                              PRE-CLOSING COVENANTS
                       OF THE SHAREHOLDERS AND THE SELLERS

     The Sellers and the Shareholders hereby, jointly and severally, covenant and agree that from and after the date hereof until the Closing:

     5.1 Provide Access to Information; Cooperation with Buyer.

     (a) Access. Subject to the Buyer's compliance with Section 14.2, the Sellers shall afford to the Buyer, its attorneys, accountants, and such other representatives of the Buyer as the Buyer shall designate to the Sellers in writing, free and full access at all reasonable times, and upon reasonable prior notice, to the Purchased Assets and the properties, books and records of the Sellers, and to interview personnel, suppliers and customers of the Sellers, in order that the Buyer may have full opportunity to make such investigation (hereinafter referred to as the "Buyer's due diligence") as it shall reasonably desire of the Purchased Assets (including, without limitation, any appraisals or inspections thereof), Assumed Liabilities and the businesses and operations of the Sellers, provided, however that, unless the Sellers shall otherwise consent, until the transaction has been publicly announced (a) the Buyer's due diligence shall be conducted off-site and not at the Sellers' premises, except in the context of any Environmental Audit as provided under Section 5.8 or any physical inspection of the roof, walls and systems of the Sellers' premises, and (b) the Buyer's discussions with the Sellers' personnel shall be limited to discussions with PMG, QMG, Phil M. (Bunky) Gandy, III, James Pentalow and the Sellers' accountants and attorneys. In addition, the Sellers shall provide to the Buyer and its representatives such additional financial and operating data and other information in respect of the Purchased Assets, Assumed Liabilities and the business and properties of the Sellers as the Buyer shall from time to time reasonably request.

     (b) Cooperation in IPO Preparation. The Sellers and Shareholders shall cooperate with the Buyer in the preparation of any description of the transactions contemplated by this Agreement deemed by the Buyer, in its sole discretion, as necessary for the completion of any registration statement, prospectus or amendment or supplement thereto prepared in connection with the closing of the Initial Public Offering ("IPO") of the Buyer's securities.

     (c) Cooperation in Obtaining Buyer's Consents. The Sellers and Shareholders shall use reasonable best efforts in cooperating with the Buyer in the preparation of and delivery to Chrysler Corporation, as soon as practicable after the date hereof, of an application and other information necessary to obtain Chrysler Corporation's consent to or the approval of the transactions contemplated by this Agreement in satisfaction of the conditions expressed in
Section 7.10.

     5.2 Operation of Business of the Sellers. At all times before the Closing, the Sellers shall (a) maintain their corporate existence in good standing, (b) operate their businesses substantially as presently operated and only in the ordinary course and consistent with past operations and, except as set forth on
Schedule 5.2, their obligations under any existing agreements with Chrysler Corporation, (c) use their reasonable, commercial best efforts to preserve intact their present business organizations and employees and their relationships with persons having business dealings with them, including, but not limited to, Chrysler Corporation and any floor plan financing creditors, (d) comply in all material respects with all applicable laws, rules and regulations,
(e) maintain their insurance coverages as currently maintained, (f) pay all Taxes, charges and assessments when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against,
(g) make all debt service payments when contractually due and payable, (h) pay all accounts payable and other current liabilities when due, except as set forth on Schedule 5.2, (i) maintain the Welfare Benefit Plans and Pension Benefit Plans, if any, (j) except as set forth on Schedules 3.8(b) and 3.9(b), maintain the property, plant and equipment included in the Purchased Assets in good operating condition, ordinary wear and tear excepted, (k) as of the Closing Date, not maintain any used cars in inventory for longer than 90 days, (l) maintain their books and records of account in the usual, regular and ordinary manner, and (m) use their reasonable efforts to encourage such personnel of the Sellers as the Buyer may designate in writing to become employees of the Buyer after the date of the Closing.

     5.3 Other Changes. The Sellers shall not, without the prior written consent of the Buyer, (a) issue any debt or equity security or any options or warrants,
(b) enter into any subscriptions, agreements, plans or other commitments pursuant to which the Sellers are or may become obligated to issue any shares of its capital stock or any securities convertible into shares of their capital stock or membership interests, as the case may be, (c) otherwise change or modify their capital structure, (d) engage in any reorganization or similar transaction, (e) agree to take any of the foregoing actions, (f) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 3.6(a) if in effect on the date hereof or enter into any contract, agreement, undertaking or commitment which cannot be assigned to the Buyer or a permitted assignee of the Buyer, or (g) take, cause, agree to take or cause, or permit to occur any of the actions or events set forth in clauses (b), (d), (e), (f), (h), (i), item (i) of clause (j), or (l) of
Section 3.5 of this Agreement. The Sellers will not agree to any termination, amendment, cancellation or waiver of any Material Contract, or to any termination, amendment, cancellation or waiver of any material rights or claims of either of the Sellers under any Material Contract, where the effect of any such termination, amendment, cancellation or waiver would be to materially and adversely affect the Purchased Assets or the ability of the Sellers to consummate the transactions at the Closing under this Agreement.

     5.4 Additional Information. The Sellers shall furnish to the Buyer such additional information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any representation or warranty made by the Sellers or any information contained in any Schedule hereto or in other information supplied in connection herewith then inaccurate or incomplete. The receipt of such additional information by the Buyer shall not operate as a waiver by the Buyer of the obligation of the Sellers to satisfy the conditions to Closing set forth in Section 7.1 hereof; provided, however, if such information shall be furnished to the Buyer in a writing which shall also specifically refer to one or more representations and warranties of the Sellers contained herein which in the absence of such information is inaccurate or incomplete, then if the Buyer waives the condition to Closing set forth in said Section 7.1 hereof and elects to close the transactions contemplated hereunder, the furnishing of such additional information shall be deemed to have amended as of the Closing any such representation and warranty so specifically referred to by the Sellers. Notwithstanding the foregoing, the Sellers may amend the Schedules prepared by it and attached hereto at any time during the twenty (20) day period after the date hereof by delivering copies of such amendments, as marked to show changes, to the Buyer and its attorneys. Such amendments shall be incorporated as part of this Agreement and shall be deemed to amend the representation and warranty to which any such schedule relates so long as Buyer does not elect to terminate this Agreement pursuant to Section 11.1 on or prior to the Early Termination Date (as defined in Section 11.1).

     5.5 Publicity. Except as may be required by law or as necessary in connection with the transactions contemplated hereby, the Sellers shall not (i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Buyer and (ii) otherwise disclose the existence and nature of their discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than their accountants, attorneys and similar professionals, all of whom shall be subject to the nondisclosure obligations set forth in this Section 5.5, Section 6.1 and Section 14.2, as agents of the Sellers and the Shareholders, as the case may be. Notwithstanding anything herein to the contrary, each party (i) will hold, and will use its reasonable best efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in strict confidence all information (other than such information as may be publicly available) furnished to such party by the other party in connection with the transactions contemplated by this Agreement (collectively, the "Information"); and (ii) will not, without the prior written consent of the party owning such information and except as may be required to be disclosed in any registration statement filed by the Buyer in connection with the IPO, release or disclose any information to any other person, except to such party's officers, directors, employees, lenders, attorneys, accountants, representatives, agents, consultants and advisors who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Section 5.5. In the event any party or any Person to whom a party transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, such party will provide the other party that owns such Information with prompt notice so that the owning party may seek a protective order or other appropriate remedy. If the transactions contemplated by this Agreement are not consummated, all tangible embodiments of the Information will be returned to the party that is the source of such Information immediately upon such party's request.

     5.6 Other Negotiations. Neither the Sellers nor any of the Shareholders shall pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any other person or entity (other than the Buyer and its representatives and Affiliates) regarding the sale of the assets, capital stock or membership interests of the Sellers or any merger or consolidation or similar transaction involving the Sellers, until 5:00 p.m. Eastern Time on September 30, 1997.

     5.7 Closing Conditions. The Sellers shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 7 hereof required herein to be satisfied by the Sellers.

     5.8 Environmental Audit. The Sellers shall allow an environmental consulting firm selected by the Buyer (the "Environmental Auditor") to have prompt access to the Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by the Buyer), of, and to prepare a report with respect to, the Property (the "Environmental Audit"). The Buyer hereby initially designates Law Engineering as the Environmental Auditor. The Sellers shall provide to the Environmental Auditor: (i) reasonable access to all of their existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of the Sellers and the last known addresses of former employees of the Sellers who are most familiar with the matters which are the subject of the Environmental Audit (the Sellers agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Sellers shall otherwise cooperate with the Environmental Auditor in connection with the Environmental Audit. The Buyer and the Sellers shall each bear 50% of the costs, fees and expenses incurred in connection with the preparation of the Environmental Audit.

     5.9 Hart-Scott-Rodino Compliance. Subject to the determination by the Buyer that any of the following actions is not required, the Sellers shall cooperate with the Buyer and shall promptly file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     5.10 Additional Covenants with Respect to Governmental Requirements. Prior to the Closing, the Sellers shall deliver to the Buyer the following material in a form and content satisfactory to the Buyer and its counsel:

          (a) A copy of a duly issued permanent, unconditional certificate of occupancy with respect to the LLC's principal facility on Chartwell Drive, together with written confirmation from the applicable governmental authority that no fines, penalties or other amounts are or may become payable on account of the circumstances described in the initial paragraph of Schedule 3.8(e); and

          (b) Written confirmation from the Town of Cornelius that the site leased by the LLC from Lake-Side Automotive, Inc. is not in violation of the Land Development Code and that no fines, penalties or other amounts are or may become payable on account of the circumstances described in the second paragraph of Schedule 3.8(e).


                                    ARTICLE 6
                       PRE-CLOSING COVENANTS OF THE BUYER

     The Buyer hereby covenants and agrees that, from and after the date hereof until the Closing:

     6.1 Publicity; Disclosure. Before the filing by the Buyer of any registration statement regarding the IPO and except as may be required by law or as necessary in connection with the transactions contemplated hereby, the Buyer shall not (i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Sellers and the Shareholders, or (ii) otherwise disclose the existence and nature of its discussions or negotiations regarding the transactions  contemplated  hereby  to any  person  or  entity  other  than  its accountants, attorneys and similar professionals, all of whom shall be subject to the nondisclosure obligations set forth in this Section 6.1 and Sections 5.5 and 14.2, as agents of the Buyer. Subject to the Buyer's legal obligations and the advice of its IPO underwriters, the Buyer shall submit to the Sellers for their pre-approval (such approval shall not be unreasonably withheld) of the content of any disclosures in the IPO context about the transactions contemplated hereby.

     6.2 Closing Conditions. The Buyer shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 8 hereof required herein to be satisfied by the Buyer.

     6.3 Application to Chrysler Corporation. Subject to the reasonable cooperation of the Sellers, the Buyer shall provide to Chrysler Corporation no later than 30 days after the execution and delivery of this Agreement any application or other information necessary to satisfy the conditions of Section 7.10.

     6.4 Hart-Scott-Rodino Compliance. Subject to the determination by the Buyer that any of the following actions is not required, the Buyer shall cooperate with the Sellers and shall promptly file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, and Buyer shall pay all filing fees in connection therewith.


                                    ARTICLE 7
                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer under this Agreement at the Closing and the consummation by the Buyer of the transactions contemplated hereby are subject to the satisfaction or fulfillment by the Sellers, prior to or at the Closing, of each of the following conditions, unless waived by the Buyer:

     7.1 Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such times.

     7.2 Performance of Obligations of the Sellers. The Sellers shall have performed and complied with all their covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with prior to or at the Closing.

     7.3 Closing Certificate. The Sellers shall have delivered a certificate, signed by each of the Sellers' respective President and Manager, as the case may be, and dated the date of the Closing, certifying to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof.

     7.4 Opinion of Counsel. The Buyer shall have received an opinion of Robinson, Bradshaw & Hinson, P.A., counsel to the Sellers, dated the date of the Closing, in a form reasonably acceptable to the Buyer and its counsel.

     7.5 Supporting Documents. The Buyer shall have received from the Sellers the following:

     (a) A copy of the Articles of Incorporation of the Corporation and all amendments thereto, certified as of a recent date by the Secretary of State of the State of North Carolina and a copy of the Articles of Organization of the LLC and all the amendments thereto, certified as of a recent date by the Secretary of State of the State of North Carolina;

     (b) One or more certificates of the Secretary of State of the State of North Carolina dated as of a recent date as to the due incorporation or organization and good standing of the Sellers, and stating that the Sellers owe no franchise taxes in such state and listing all charter documents of the Sellers on file with said official;

     (c) Certificates of the Secretary or an Assistant Secretary of the Corporation, and of the Manager of the LLC, and dated the date of the Closing and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of the Corporation or the Operating Agreement of the LLC as in effect on the date of such certification, (ii) that the Articles of Incorporation of the Corporation and the Articles of Organization and the Operating Agreement of the LLC have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to Subsection (a) above, (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of the Corporation, the Managers of the LLC, the shareholders of the Corporation and the members of the LLC approving the transactions contemplated hereby and authorizing the execution, delivery and performance by the Sellers of this Agreement and the sale and transfer of the Purchased Assets as in effect on the date of such certification, and (iv) as to the incumbency and signatures of those officers and managers of the Sellers executing any instrument or other document delivered in connection with such transactions;

     (d) Uniform Commercial Code Search Reports on Form UCC-11 with respect to the Sellers from the states and local jurisdictions where the principal places of business of the Sellers and the Purchased Assets are located; and

     (e) Such reasonable additional supporting documents and other information as the Buyer or its counsel may reasonably request.

     7.6 Bill of Sale, Etc. The Buyer shall have received from the Sellers a duly executed Bill of Sale and all necessary deeds, assignments, documents and instruments to effect the transfers, conveyances and assignments to the Buyer referred to in Article 1 hereof, free and clear of all Encumbrances, except as permitted by Section 1.1 hereof, and the Sellers shall have taken such action as shall be necessary to put the Buyer in actual possession and exclusive control of each of the Purchased Assets (including, without limitation, the delivery of keys).

     7.7 Dealership Leases and Consulting Agreements. The Buyer shall have received Dealership Leases, duly executed by the lessors thereunder, and Consulting Agreements from the Shareholders.

     7.8 Books and Records. The Buyer shall have received all books and records of, or pertaining to, the businesses of the Sellers and the Purchased Assets and Assumed Liabilities, except the corporate minute books and stock or membership interest record books of the Sellers, which are not required to be transferred to the Buyer pursuant to Section 1.1 hereof.

     7.9 Change of Name of Sellers; Use of Sellers' Name by Buyer. At the Closing, the Sellers shall deliver to the Buyer all documents, including, without limitation resolutions of the Board of Directors or Managers and the shareholders or members, as the case may be, of the Sellers, necessary to effect a change of corporate and limited liability company names of the Sellers after the Closing to names other than "Lake Norman Dodge, Inc." and "Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC" or any variation thereof, which names shall be sufficiently different from the name of the Buyer and "Lake Norman Dodge, Inc." and "Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC" as to distinguish them upon the records in the office of the Secretary of State of North Carolina from such names. The Sellers shall also have delivered to the Buyer at the Closing a written consent to the use by the Buyer or any parent, subsidiary or affiliate of the Buyer, or any successor or assignee of any thereof, of the names "Lake Norman Dodge, Inc." and "Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC" or any variant thereof and an agreement satisfactory to the Buyer that the Sellers will not use the names "Lake Norman Dodge, Inc." and "Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC" or any variant thereof except to the extent necessary for the winding down of the affairs of the Corporation and the LLC.

     7.10 Consents. The Buyer shall have received duly executed copies of all consents, authorizations, approvals, notices, registrations and filings referred to in Schedules 3.2(b) and 3.6(b), which are required to consummate the transactions contemplated hereby, and including, but not limited to, the consent of Chrysler Corporation to the transactions contemplated hereby.

     7.11 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

     7.12 Authorizations. The Buyer shall have received in its name all authorizations of the types referred to in Section 3.12 of this Agreement and the Sellers shall have provided reasonable commercial assistance to the Buyer or assisted the Buyer in obtaining or making all such Authorizations.

     7.13 [Intentionally left blank]

     7.14 Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by the Sellers to the Buyer pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

     7.15 [Intentionally left blank]

     7.16 [Intentionally left blank]

     7.17 Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act, shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

     7.18 IPO. The Buyer shall have closed its IPO.

     7.19 Certification of Used Car Inventories. The President of the Corporation and the Manager of the LLC shall have delivered to the Buyer at the Closing certificates as of the Closing Date to the effect that neither of the Sellers has any used car or truck that has been in inventory for more than ninety (90) days.


                                    ARTICLE 8
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE SELLERS

     The obligations of the Sellers under this Agreement at the Closing and the consummation by the Sellers of the transactions contemplated hereby are subject to the satisfaction or fulfillment by the Buyer, prior to or at the Closing, of each of the following conditions, unless waived by the Sellers:

     8.1 Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the date of the Closing as though such representations and warranties were made at and as of such times.

     8.2 Performance of Obligations of the Buyer. The Buyer shall have performed and complied with all its covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with prior to or at the Closing.

     8.3 Closing Certificate. The Buyer shall have delivered a certificate, signed by the Buyer's President and dated the date of the Closing, certifying to the satisfaction of the conditions set forth in Sections 8.1 and 8.2.

     8.4 Payment of Purchase Price. The Buyer shall have tendered to the Sellers payment of the Cash Consideration and the Initial Adjustment Amount Payment (or the applicable consideration under Section 1.3 (aa)) and shall have tendered payment of the Escrowed Adjustment Amount to the escrow agent therefor.

     8.5 Opinion of Counsel. The Sellers shall have received an opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel to the Buyer, dated the date of the Closing, in a form reasonably acceptable to the Sellers and their counsel.

     8.6 Supporting Documents. The Sellers shall have received the following:

     (a) A copy of the Certificate of Incorporation of the Buyer, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;


     (b) A certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the due incorporation and good standing of the Buyer;

     (c) A certificate of the Secretary or an Assistant Secretary of the Buyer dated the date of the Closing, and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of the Buyer as in effect on the date of such certification, (ii) that the Certificate of Incorporation of the Buyer has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to Subsection (a) above, (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of the Buyer approving the transactions contemplated hereby and authorizing the execution, delivery and performance by the Buyer of this Agreement as in effect on the date of such certification, and (iv) as to the incumbency and signatures of certain officers of the Buyer executing any instrument or other document delivered in connection with such transactions; and

     (d) Copies of all authorizations, consents, approvals, notices, filings and registrations referred to in Section 4.2(b) hereof.

     8.7 Approval of Legal Matters. The form of all certificates, instruments and documents to be executed and/or delivered by the Buyer to the Sellers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Sellers and its counsel, none of whose approval shall be unreasonably withheld or delayed.

     8.8 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

     8.9 Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act shall have expired without any indication by the Antitrust Division or the FTC that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.


                                    ARTICLE 9
                      TRANSFER TAXES; PRORATION OF CHARGES

     9.1 Certain Taxes and Fees. All sales, transfer, documentary, stamp, recording and other similar taxes and/or fees which may be due or payable in connection with the sale of the Purchased Assets pursuant hereto shall be borne by the Sellers.

     9.2 Proration of Certain Charges. The following taxes, charges and payments ("Charges") shall, to the extent not reflected in the Closing Date Balance Sheet, be prorated on a per diem basis and apportioned between the Sellers and the Buyer as of the date of the Closing: personal property, use, intangible taxes, utility charges, rental or lease charges, license fees, general assessments imposed with respect to the Purchased Assets, employee payrolls and insurance premiums. The Sellers shall be liable for that portion of the Charges relating to, or arising in respect of, periods on or prior to the Closing Date and the Buyer shall be liable for that portion of the Charges relating to, or arising in respect of, any period after the Closing Date.

                                   ARTICLE 10
                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

     10.1 Survival of Representations and Warranties. All statements contained in any schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. The representations and warranties of the Sellers and the Buyer contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing * with the exception of the representations and warranties contained in the first sentence of Section 3.7 and in Sections 3.15 and 3.26, which shall survive the Closing * . As to each representation and warranty of the parties hereto, the date to which such representation and warranty shall survive is hereinafter referred to as the "Survival Date."

     10.2 Agreement to Indemnify by the Sellers. Subject to the terms and conditions of Sections 10.4 and 10.5, the Sellers hereby agree, jointly and severally, to indemnify and save the Buyer, its affiliates, and their respective shareholders, officers, directors, employees, successors and assigns (each, a "Buyer Indemnitee") harmless from and against, for and in respect of, any and all demands, judgments, injuries, penalties, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, expenses , (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Buyer Indemnitee (collectively,


* Confidential portions omitted and filed separately with the Commission.

"Buyer's Damages") arising out of, based upon, resulting from, in connection with or as a result of:

     (a) any fraud or the untruth, inaccuracy or breach of any representation and warranty of the Sellers contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

     (b) the breach or nonfulfillment of any covenant or agreement of the Sellers contained in this Agreement or in any other agreement document or instrument delivered hereunder or pursuant hereto; or

     (c) the defense by the Buyer of any claim by any person against the Buyer or the Purchased Assets under any federal or state bankruptcy, insolvency or other similar law seeking to avoid or otherwise set aside the transfer of any of the Purchased Assets pursuant to this Agreement, whether or not settled, and whether or not the Buyer is successful in the defense of such claim, except in all cases to the extent such claim arises under any Assumed Liability.

     Except to the extent Buyer's  Damages arise out of (i) the Sellers'  fraud,
(ii) the Excluded Liabilities, or (iii) the Sellers' obligations under Section 1.3: (a) the Sellers have no obligation to pay Buyer's Damages, and the Buyer shall have no right of indemnification, unless Buyer's Damages exceed a cumulative aggregate total of * , and, (b) to the extent Buyer's Damages exceed a cumulative aggregate total of * , the Sellers shall be obligated to indemnify for Buyer's Damages in excess of * , subject to a maximum indemnification obligation of an aggregate of * . To the extent that Buyer's Damages result from any fraudulent conduct on the Sellers' part or from the Excluded Liabilities or from the Sellers' obligations under Section 1.3, the indemnification amounts payable by Sellers under this Section 10.2 shall not be to such * threshold and shall be up to the full amount of Buyer's Damages without restriction. The parties hereby acknowledge that the above stated figure of * was established to facilitate the administration of claims for indemnification by the Buyer. Accordingly, such figure is not intended by any of the parties as, and shall not be construed or interpreted as, an expression or understanding of the parties in respect of the term "material" or the concept of materiality as used in this Agreement.

     10.3 Agreement to Indemnify by the Buyer. Subject to the terms and conditions of Sections 10.4 and 10.5, the Buyer hereby agrees to indemnify and save the Sellers and the Shareholders (each, a "Seller Indemnitee") harmless from and against, for and in respect of, any and all demands, judgments, injuries, penalties, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Seller Indemnitee (collectively, "Sellers' Damages") arising out of, based upon, in connection with or as a result of:

* Confidential portions omitted and filed separately with the Commission.

     (a) any fraud or the untruth, inaccuracy or breach of any representation and warranty of the Buyer contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

     (b) the breach or nonfulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto; or

     (c) the assertion against the Sellers of any of the Assumed Liabilities, including any claims, liabilities or obligations arising from the Sellers' operation of their dealership businesses, regardless of whether such claims, liabilities or obligations arise before or after the Closing Date, provided that such claims, liabilities or obligations are not the subject of a claim for indemnification by a Buyer Indemnitee under Section 10.2.

     10.4 Claims for Indemnification. No claim for indemnification with respect to a breach of a representation and warranty shall be made under this Agreement after the applicable Survival Date unless prior to such Survival Date the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall have given the Sellers or the Buyer, as the case may be, written notice of such claim for indemnification based upon actual loss sustained, or potential loss anticipated, as a result of the existence of any claim, demand, suit or cause of action against such Buyer Indemnitee or Seller Indemnitee, as the case may be.

     10.5 Procedures Regarding Third Party Claims. The procedures to be followed by the Buyer and the Sellers and Shareholders with respect to indemnification hereunder regarding claims by third persons shall be as follows:

     (a) Promptly after receipt by any Buyer Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person, which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "Indemnified Party") shall give notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the "Indemnifying Party"), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.

     (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Sections 10.2 or 10.3, as the case may be, and (iii) the Indemnifying Party shall have made provision which, in the reasonable judgment of the Indemnified Party, is adequate to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, that such settlement is paid in full by the Indemnifying Party and will not have any direct or indirect continuing material adverse effect upon the Indemnified Party.

     (c) With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense or (ii) the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Sections 10.2 or 10.3, as the case may be. The Indemnified Party shall have full rights to dispose of such action; provided, however, in the event that the Indemnified Party shall settle or compromise any claims involved in the action insofar as they relate to, or arise out of, the same facts as gave rise to any claim for which indemnification is due under Sections 10.2 or 10.3, as the case may be, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     (d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

     (e) Any Indemnified Party shall be entitled (but shall not be obligated) to make a setoff and reduction of any amounts owed by such Indemnified Party to any Indemnifying Party equal to Buyer's Damages where the Indemnified Party is a Buyer Indemnitee or Sellers' Damages where the Indemnified Party is a Seller Indemnitee.

     10.6 Effectiveness. The provisions of this Article 10 shall be effective upon consummation of the Closing, and prior to the Closing, shall have no force and effect.

                                   ARTICLE 11
                         TERMINATION AND TERMINATION FEE

     11.1 Payment of Buyer's Termination Fee; Sellers' Exclusive Remedy; Buyer's Ability to Terminate.

     (a) Payment of Buyer's Termination Fee. If the Closing does not occur on or before September 30, 1997 for any reason other than (i) (A) fraud or bad faith on the part of the Sellers or the Shareholders or (B) the failure to satisfy, or the non-fulfillment of, the conditions precedent to the Buyer's Closing conditions stated in Sections 7.1, 7.2 or 7.3 or (to the extent not included in Sections 7.1, 7.2 or 7.3) in Sections 7.6, 7.7 (insofar as it relates to the Dealership Leases), 7.8, 7.9, or 7.17, or (ii) the failure of Chrysler
Corporation to consent to or approve of the transactions contemplated hereby, then the Buyer shall pay to the order of the Sellers in immediately available funds a termination fee (the "Buyer's Termination Fee") equal to $1,500,000. If the Closing does not occur on or before September 30, 1997 because of the failure of Chrysler Corporation to consent to or approve of the transactions contemplated hereby, then the Buyer shall pay in immediately available funds a Buyer's Termination Fee equal to $1,000,000. The Buyer's Termination Fee, if any, shall be payable on the second Business Day following September 30, 1997 and, subject to any award of fees and expenses in the event the Seller's entitlement to the Buyer's Termination Fee is subject to a dispute under Section 14.12, shall be the Sellers' sole and exclusive remedy for any failure, for whatever reason, of the Closing to occur on or before September 30, 1997. Unless otherwise provided in this Agreement, the Sellers and the Shareholders are not entitled to specific performance of any provision of this Agreement. Upon payment of the Buyer's Termination Fee, this Agreement shall terminate, except as provided in Section 11.4.

     (b) Buyer's Ability to Terminate Without Liability. Notwithstanding the foregoing provisions of this Section 11.1, (i) until the earlier of (A) 30 days after the execution and delivery of this Agreement by the Buyer and (B) the date the Buyer files a registration statement with the Securities and Exchange Commission in connection with the IPO, or (ii) if, prior to the filing of any registration statement in connection with the IPO, either the Antitrust Division or the FTC makes a "second request" for performance under the HSR Act or indicates that it will be challenging or investigating the transactions contemplated hereby, the Buyer may terminate this Agreement without any liability or other obligation therefor, including, but not limited to, any obligations to pay any Buyer's Termination Fee under this Section 11.1 or to indemnify any Seller Indemnitee under Section 10.3. The date of termination hereunder shall be referred to herein as the "Early Termination Date".

     11.2 Payment of Sellers' Termination Fee.

     (a) Sellers' Termination Fee. If the Closing does not occur on or before September 30, 1997 because of any (i) fraud or bad faith on the part of the Sellers or the Shareholders or (ii) the failure to satisfy, or the non-fulfillment of, the conditions precedent to the Buyer's Closing conditions stated in Sections 7.1, 7.2 or 7.3 or (to the extent not included in Sections 7.1, 7.2 or 7.3) in Sections 7.6, 7.7 (insofar as it relates to the Dealership Leases), 7.8, 7.9 , or 7.17, then the Sellers shall pay to the order of the Buyer in immediately available funds a termination fee on September 30, 1997 (the "Sellers' Termination Fee") equal to $250,000. The Sellers' Termination Fee, if any, shall be payable on the second Business Day following September 30, 1997 and shall be the exclusive remedy of the Buyer unless there is fraud on the Sellers' or the Shareholders' part or the Sellers or the Shareholders shall have failed to comply with their material covenants, agreements and obligations under this Agreement required to be performed or complied with before or at the Closing. Upon payment of the Sellers' Termination Fee, this Agreement shall terminate, except as provided in Section 11.4.

     (b)  Termination of Agreement by Buyer.  Notwithstanding  the provisions of
Section 11.2(a), if the Buyer shall terminate this Agreement pursuant to Section 11.1(b) above, the Seller shall have no obligation to pay the Sellers' Termination Fee under this Section 11.2 or to indemnify the Buyer under Section 10.2.

     11.3 Security for Termination Fees.

     (a) Buyer's Termination Fee Security. As of the date of this Agreement, the Buyer shall either (i) deposit into escrow with any nationally recognized banking organization the full amount of the Buyer's Termination Fee, the terms of such escrow being in accordance with the terms of Exhibit 11.3(a) and otherwise pursuant to such written agreements and documents acceptable to both parties (the "Buyer's Escrow") or (ii) procure an irrevocable standby letter of credit drawn on a bank reasonably acceptable to the Sellers, or other security satisfactory to the Sellers, securing the payment of the full amount of the Buyer's Termination Fee, the terms of such letter of credit being in accordance with the terms of Exhibit 11.3(a) and otherwise pursuant to such written agreements and documents acceptable to both parties (the "Buyer's Letter of Credit" and together with the Buyer's Escrow, the "Buyer's Termination Fee Security"). If the Closing occurs, all amounts held under the Buyer's Escrow may be applied toward payment of the Purchase Price. The Buyer shall pay all expenses and costs associated with the Buyer's Termination Fee Security. The Sellers agree not to make any draw under the Buyer's Termination Fee Security unless and until the Sellers shall be entitled to payment of the Buyer's Termination Fee in accordance with Section 11.1.

     (b) Sellers' Termination Fee Security. As of the date of this Agreement, the Sellers shall either (i) deposit into escrow with any nationally recognized banking organization the full amount of Sellers' Termination Fee, the terms of such escrow being in accordance with the terms of Exhibit 11.3(b) and otherwise pursuant to such written agreements and documents acceptable to both parties (the "Sellers' Escrow") or (ii) procure an irrevocable standby letter of credit drawn on a bank reasonably acceptable to the Buyer, or other security satisfactory to the Buyer, securing the payment of the full amount of the

Sellers' Termination Fee, the terms of such letter of credit being in accordance with the terms of Exhibit 11.3(b) and otherwise pursuant to such written agreements and documents acceptable to both parties (the "Sellers' Letter of Credit" and together with the Sellers' Escrow, the "Sellers' Termination Fee Security"). The Sellers shall pay all expenses and costs associated with the Sellers' Termination Fee Security. The Buyer agrees not to make any draw under the Sellers' Termination Fee Security unless and until the Buyer shall be entitled to payment of the Sellers' Termination Fee in accordance with Section 11.2.

         11.4 Effect of Termination. In the event that this Agreement is terminated as contemplated by this Article 11, this Agreement shall be of no further force or effect and neither party shall have any further liabilities or obligations hereunder, except as specifically provided under this Article 11, and provided that the provisions of Sections 5.5, 14.2, 14.4, 14.7, 14.11, 14.12 and 14.13 shall survive such termination. Upon any such termination, each party will authorize the cancellation of any outstanding letters of credit and/or escrow arrangements established pursuant to this Article 11.

                                   ARTICLE 12
                            GUARANTY OF SHAREHOLDERS

     12.1  Guaranty.  The  Shareholders  hereby  guarantee  the due and punctual payment, observance and performance by the Sellers of each and all of the obligations and liabilities of the Sellers under this Agreement and all other agreements, documents and instruments to be executed and delivered by the Sellers pursuant to, or in connection with, this Agreement (collectively, the "Other Agreements"), including, without limitation, the Sellers' obligation to indemnify and save the Buyer harmless, in accordance with the provisions of
Article 10 of this Agreement. All of the foregoing liabilities and obligations of the Sellers under this Agreement and the Other Agreements, together with any and all reasonable fees, costs and expenses (including, without limitation, attorneys' fees) which may be paid or incurred by the Buyer in enforcing or collecting liabilities and obligations of the Shareholders under this Guaranty, are hereinafter called, collectively, the "Guaranteed Obligations" and, individually, a "Guaranteed Obligation."

     12.2 Notice to the Shareholders. The Shareholders hereby agree that if any Guaranteed Obligation is not paid, observed or performed, as the case may be, when and as due, the Buyer may notify the Shareholders of such non-performance, whereupon the Shareholders shall cause the Sellers to promptly pay, observe or perform or the Shareholders will promptly pay, observe or perform, as the case may be, such Guaranteed Obligation.

     12.3 Absoluteness of Guaranty. The obligations of the Shareholders under this Guaranty shall be absolute and unconditional, present and continuing, irrespective of any bankruptcy proceeding involving the Sellers or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of or termination of the existence of the Sellers, or any circumstance which might constitute a legal or equitable discharge of a guarantor.

     12.4 Guaranty Not Affected. Each of the Shareholders hereby consents and agrees that, at any time and from time to time:

     (a) the time, manner, place and/or terms and conditions of payment, observance or performance of all or any of the Guaranteed Obligations may be extended, amended, modified or changed pursuant to agreement between the Buyer and the Sellers;

     (b) any action may be taken under or in respect of this Agreement or any of the Other Agreements, and the exercise of any remedy, power or privilege thereunder may be waived, omitted or not enforced;

     (c) the time for performance of or compliance with any term, obligation, covenant or agreement on the part of the Sellers to be performed or observed by the Sellers under this Agreement or any of the Other Agreements may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to; and

     (d) this Agreement and/or any of the Other Agreements may be amended or modified in any respect by the parties thereto, all in such manner and upon such terms as the parties thereto may deem proper, and without notice to or further assent from the Shareholders, and all without affecting this Guaranty or the obligations of the Shareholders hereunder, which shall continue in full force and effect until all of the Guaranteed Obligations and all obligations of the Shareholders hereunder shall have been fully paid, observed and performed.

Notwithstanding the provisions of this Article XII, the Shareholders shall have the benefit of any and all defenses to the payment or performance of the Guaranteed Obligations available to the Sellers, such that the obligations of the Shareholders under this Article 12 shall be no greater than the obligations of the Sellers with respect to the obligations of the Seller which constitute the Guaranteed Obligations.

     12.5 Waiver. Each of the Shareholders hereby waives notice of acceptance of this Guaranty, presentment, demand, protest, or (except as set forth in Section
12.2 hereof) any notice of any kind whatsoever, with respect to any or all of the Guaranteed Obligations, and promptness in making any claim or demand hereunder; and no act or omission of any kind shall in any way affect or impair this Guaranty. Each of the Shareholders, except as set forth in Section 12.2 hereof, also waives any requirement, and any right to require, that any right or power be exercised or any action be taken against the Sellers or any other person or entity or any assets for any of the Guaranteed Obligations.

     12.6 No Subrogation. Notwithstanding any payment, observance or performance made by the Shareholders pursuant to this Article 12, until all obligations of the Sellers to the Buyer have been paid in full, the Shareholders hereby waive any and all rights of subrogation to all of the Buyer's rights against the Sellers and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights against the Sellers or against any endorser or other guarantor of all or any part of any obligations of the Sellers to the Buyer with respect to any liabilities of the Shareholders under this Article 12. If, notwithstanding the foregoing, any amount shall be paid to the Shareholders on account of any subrogation rights at any time when all of the obligations of the Sellers to the Buyer shall not have been paid in full, such amount shall be held by the Shareholders in trust for the Buyer, segregated from other funds of the Shareholders, and shall, forthwith upon receipt by the Shareholders, be turned over to the Buyer in the exact form received by the Shareholders (duly endorsed by the Shareholders to the Buyer, if required), to be applied against the obligations of the Sellers to the Buyer, whether matured or unmatured, in such order as the Buyer may determine.

     12.7 Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, observance or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy or reorganization of the Sellers, all as though such payment, observance or performance had not been made.

     12.8 Effectiveness. The obligations of the Shareholders under this Article 12 shall be effective upon the consummation of the Closing; prior to the Closing, the provisions of this Article 12 shall be of no force or effect. The obligations of each Shareholder hereunder shall be joint and several; however, the maximum liability of each Shareholder hereunder shall be limited to the maximum amount of the Purchase Price paid by the Buyer.


                                   ARTICLE 13
                       ADDITIONAL COVENANTS AND AGREEMENTS

     13.1 Non-Competition Covenant. Because the sale of the Purchased Assets involves the sale of the goodwill of the Sellers, the Shareholders and the Sellers covenant and agree that they will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise, enter into or engage in, or provide financing to, the business of operating a Chrysler, Plymouth, Dodge or Jeep-Eagle car or truck dealership (the "Competitive Business") within Mecklenburg County, North Carolina or any county in North or South Carolina that is contiguous with Mecklenburg County, North Carolina (the "Restrictive Area") for a period of three years after the Closing Date (the "Restrictive Period"). Neither the Shareholders nor the Sellers will individually, collectively or in conjunction with others, directly or indirectly, within the Restrictive Area,
(i) for the Restrictive Period, solicit or accept any Competitive Business from any person or entity which was a customer of the Sellers during the 12 months prior to the date of Closing; or (ii) for a period of one year after the Closing Date, directly or indirectly solicit or hire any employee of the Buyer or encourage any such employee to leave such employment unless such employee has already terminated such employment with the Buyer or the Buyer and the Seller have mutually agreed in advance to the solicitation or employment. Notwithstanding the foregoing, direct family relations of QMG and PMG, except for Phil M. (Bunky) Gandy, are excluded from the operation of clause (ii) of the preceding sentence unless such relative shall have executed an employment agreement with the Buyer, in which case said clause (ii) shall apply for a period equal to the term of such employment agreement. The Sellers and the Shareholders also agree that in the event of breach of these covenants, the Buyer may protect its property rights in the goodwill of the Purchased Assets by injunction or otherwise.

     13.2 Bulk Sales Compliance. The Buyer hereby waives compliance by the Sellers with the provisions of any applicable bulk sales law, and the parties acknowledge that such compliance shall not be a condition precedent to the Closing.

     13.3 Additional Agreements on Vehicles. The Buyer agrees to provide the Shareholders personally (and not for commercial resale) the right to purchase during each year after the Closing Date, for ten years, 14 vehicles (including trucks) from the Buyer or one of Buyer's wholly-owned subsidiaries at the Buyer's or its subsidiary's actual cost (equal to factory invoice less (i) factory holdback, (ii) dealer rebates, and (iii) any other factory incentive.

     13.4 Additional Agreements on Health Care Continuation Coverage Costs. Subject to the terms and conditions of this Section 13.4, the Buyer agrees to pay premiums to provide continuing health insurance coverage for the Shareholders and also for their eligible spouses and dependents who were covered under the Sellers' health plans for the three month period immediately preceding the date of this Agreement (the "Eligible Dependents"). Health insurance coverage shall be provided to the Shareholders and their Eligible Dependents to the extent such coverage is available to and subject to the terms and conditions applicable to management employees of the Buyer and their dependents under Buyer's health plan. Each Shareholder and Eligible Dependent shall have the opportunity to elect to have such continuation coverage provided through the reimbursement of premiums under a separate individual insurance policy purchased by the Shareholder or Eligible Dependent for a period not to exceed two years and up to the cost of COBRA premiums under the Buyer's health plan. Alternatively, to the extent a Shareholder or Eligible Dependent is a COBRA qualified beneficiary, such Shareholder or Eligible Dependent shall have the opportunity to elect to receive COBRA continuation coverage for the applicable period under Buyer's health plan and Buyer will pay the premiums for such COBRA continuation coverage; provided, however, that in the event a Shareholder's or Eligible Dependent's COBRA continuation coverage extends beyond eighteen months, Buyer will pay the premiums only for an additional six months (so that Buyer will pay premiums for a maximum of two years) and the Shareholder or Eligible Dependent will be liable and responsible for all premiums due for coverage after such time. Notwithstanding the foregoing, if a Shareholder elects to receive COBRA continuation coverage, the two year reimbursement option previously described will not be available to the Shareholder's

Eligible Dependents, and if an Eligible Dependent elects to receive COBRA continuation coverage, the two year reimbursement option will not be available to the Shareholder through which the Eligible Dependent is claiming coverage or any of that Shareholder's other Eligible Dependents. Notwithstanding the foregoing, Buyer's obligation under this Section 13.4 with respect to a Shareholder or Eligible Dependent shall end in the event that the Shareholder or Eligible Dependent becomes eligible for Part A or Part B of Medicare or becomes eligible to participate in another group health plan or policy. Each Shareholder shall have sole responsibility for any income tax liabilities arising out of the Buyer's payment or reimbursement of health care coverage premiums for the Shareholder and his Eligible Dependents and the benefits of such coverage.

     13.5 Expenses Associated with Preparation of Financial Statements. The Buyer agrees to pay at Closing all costs and expenses incurred by Seller, if any, for the preparation of the Interim Financial Statements and the Closing Balance Sheet. The Buyer also agrees to pay any incremental additional cost of combining the financial data relating to the GE Shareholder Payments with the financial data from the Sellers' other operations to produce the Financial Statements. The Sellers agree to pay all other costs and expenses associated with the preparation of the Financial Statements.


                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

     14.1 Access to Books and Records after Closing. The Buyer shall, for a period of seven years following the Closing, give, and shall cause to be given, to the Sellers and its authorized representatives such access, during normal business hours and upon prior notice, to such books and records constituting part of the Purchased Assets as shall be reasonably necessary for the Sellers in connection with the preparation and filing of the Sellers' tax returns for periods prior to the Closing, and to make extracts and copies of such books and records at the expense of the Sellers.

     14.2 Confidentiality. Notwithstanding anything herein to the contrary, after the Closing, each party shall hold in strict confidence documents and information concerning the other, the other's affiliates and their respective businesses and properties (including that of the Sellers) and the transactions contemplated hereby, except that either party may disclose such documents and information to (i) any governmental authority reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to federal or state laws; (ii) such persons as are required to have such information in either party's good faith judgment in order to assist either party in consummating the transactions contemplated hereby, and except that upon the Closing, the Buyer may disclose such documents and information to such persons as it may desire in order to carry on the business heretofore conducted by the Sellers, or (iii) in connection with the pursuit or defense of any claim between parties arising under this Agreement.

     14.3 Remedies. Unless otherwise provided in Article 11 of this Agreement, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.

     14.4 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by telecopier or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or sent by telecopier, with receipt confirmed, or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to the Buyer, to:

    Sonic Auto World, Inc.
    P.O. Box 18747
    5401 East Independence
    Charlotte, North Carolina 28218
    Telecopier No.:  (704) 532-3312
    Attention:  Theodore Wright

with a copy to:

    Parker, Poe Adams & Bernstein L.L.P.
    2500 Charlotte Plaza
    Charlotte, North Carolina  28244
    Telecopier No.:  (704) 334-4706
    Attention:  Edward W. Wellman, Jr., Esq.

If to the Sellers, to the addresses of each of the Shareholders below

If to the Shareholders, to:

    Mr. Quinton M. Gandy                and    Mr. Phil M. Gandy, Jr.
    123 Bridgeport Drive                       2120 Captiva Court
    Mooresville, North Carolina  28115         Cornelius, North Carolina  28031
    Telecopier No.: (704) 892-9695             Telecopier No.: (704) 892-9695
in either case, with a copy to:

    Robinson, Bradshaw & Hinson, P.A.
    1900 Independence Center
    101 North Tryon Street
    Charlotte, North Carolina  28246
    Telecopier No.: (704) 378-4000
    Attention: Karen Gledhill, Esq.

     The Buyer, the Sellers or the Shareholders may change the address or telecopier number to which such communications are to be directed by giving written notice to the others in the manner provided in this Agreement.

     14.5 Parties in Interest; No Third Party Beneficiaries.

     (a) Subject to Section 14.6 hereof, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     (b) Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of the Sellers or the Buyer, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

     14.6 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties, provided that Buyer may assign its rights under the Agreement (a) at any time after the date hereof, to any affiliate of Buyer presently existing or hereafter formed, and
(b) at any time after the Closing, to any person or entity that shall acquire all or substantially all of the assets of the Buyer; provided, however, that no such assignment by the Buyer shall release it from its obligations hereunder without the consent of the Sellers and the Shareholders.

     14.7 Entire Agreement; Amendment. This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter, including, without limitation, the Letter of Intent dated April 18, 1997, as supplemented by an Addendum dated April 25, 1997 and an Addendum dated May 9, 1997. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto, and any condition to a party's obligations hereunder may only be waived in writing by such party.

     14.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

     14.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to its principles of conflicts of law.

     14.11 Knowledge. Whenever any representation or warranty of the Sellers contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of the Sellers, such knowledge shall be deemed to mean (a) matters actually known to either of the Shareholders or to Phil M. (Bunky) Gandy III or Jim Pentalow, or (ii) information of which any of such persons would reasonably be expected to be aware in the prudent discharge of his duties in the ordinary course of business (including consultation with legal counsel).

     14.12 Jurisdiction; Arbitration. (a) Subject to the other provisions of this Section 14.12, any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

     (b) Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach hereof (including, without limitation, any of the foregoing based upon a claim to any termination fee hereunder), shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three (3) arbitrators, one of whom shall be appointed by each party hereto within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after their appointment;
provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within 30 days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Charlotte, North Carolina. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

     (c) Nothing contained in this Section 14.12 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction in the State of North Carolina.

     14.13 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

     14.14 Severability. In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

     14.15 Expenses. Except as otherwise set forth herein, each party shall be responsible for its own legal fees and other costs and expenses incurred in connection with this Agreement and the negotiation and consummation of the transactions contemplated hereby.

     14.16 Regarding Termination Fees. In the event that the Buyer's Termination Fee or the Sellers' Termination Fee were determined by any court or other tribunal to constitute liquidated damages, the Buyer and the Sellers hereby acknowledge and agree that (a) they reasonably anticipate that the damages for the matters contemplated by Sections 11.1 and 11.2 will be difficult to ascertain because of their indefiniteness or uncertainty and (b) the Buyer's Termination Fee and the Sellers' Termination Fee are reasonable estimates of such damages. Notwithstanding the foregoing, this Section 14.16 shall in no way prevent any party hereto from seeking any other legal or equitable remedies to which it would otherwise be entitled hereunder. The provisions of this Section
14.16 shall also survive any  termination of this Agreement as  contemplated  by
Article 11 hereof.

                      [Signatures begin on following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day, month and year first above written.

                                            SONIC AUTO WORLD, INC.


                                            By: /s/ Bryan Scott Smith
                                                -------------------------------
                                                Name: Bryan Scott Smith
                                                Title: Chief Executive Officer


                                            LAKE NORMAN DODGE, INC.


                                            By: /s/ Phil M. Gandy, Jr.
                                                -------------------------------
                                                Name: Phil M. Gandy, Jr.
                                                Title: President

                                            LAKE NORMAN CHRYSLER-PLYMOUTH- JEEP-
                                            EAGLE LLC


                                            By: /s/ Quinton M. Gandy
                                                -------------------------------
                                                Name: Quinton M. Gandy
                                                Title: Manager



                                            /s/ Quinton M. Gandy
                                            -----------------------------------
                                            Quinton M. Gandy



                                            /s/ Phil M. Gandy, Jr.
                                            -----------------------------------
                                            Philip M. Gandy, Jr.

                            List of Schedules

Schedule 1.1               -   Excluded Assets

Schedule 1.2               -   Excluded Liabilities

Schedule 3.2(a)            -   Required Authorizations to Agreement

Schedule 3.2(b)            -   Required Consents to Agreement

Schedule 3.3               -   Investments

Schedule 3.4               -   Exceptions to Financial Statements of the Sellers

Schedule 3.5               -   Certain Changes

Schedule 3.6(a)            -   Material Contracts

Schedule 3.6(b)            -   Required Consents for Sale of Purchased Assets
                               and Transfer of Assumed Liabilities

Schedule 3.7               -   Encumbrances

Schedule 3.8(b)            -   Leased Premises & Condition Exceptions

Schedule 3.8(e)            -   Zoning

Schedule 3.9(a)            -   Owned Equipment

Schedule 3.9(b)            -   Leased Equipment

Schedule 3.9(c)            -   Maintenance of Machinery and Equipment

Schedule 3.12              -   Approvals, Permits and Authorizations

Schedule 3.13              -   Compliance with Laws

Schedule 3.14(a)           -   Insurance Policies

Schedule 3.14(b)           -   Property Damage and Personal Injury Claims

Schedule 3.15              -   Taxes

Schedule 3.16              -   Litigation

Schedule 3.17              -   Powers of Attorney

Schedule 3.19              -   Employee Relations

Schedule 3.20              -   Compensation

Schedule 3.21              -   Patents; Trademarks; Trade Names; Copyrights;
                               Licenses; Etc.

Schedule 3.22              -   Accounts Payable and Indebtedness

Schedule 3.23              -   Other Liabilities

Schedule 3.24              -   Affiliate Transactions

Schedule 3.26              -   Employee Benefits

Schedule 3.28              -   Suppliers and Customers

Schedule 3.29              -   Hazardous Materials

Schedule 3.29(j)           -   Environmental Conditions

Schedule 3.29(l)           -   Environmental Studies and Reports

Schedule 3.30              -   Bank Accounts and Safe Deposit Boxes

Schedule 3.31              -   Warranties

Schedule 3.32              -   Interests in Competitors

Schedule 4.2(b)            -   Buyer Consents

Schedule 5.2               -   Operation of Business

                                List of Exhibits



Exhibit 1.4(a)-1           -   Bill of Sale and Assignment/Corporation

Exhibit 1.4(a)-2           -   Bill of Sale and Assignment/LLC

Exhibit 1.4(c)             -   Forms of Dealership Leases

Exhibit 11.3(a)            -   Terms of Letter of Credit - Buyer's Termination
                               Fee Security

Exhibit 11.3(b)            -   Terms of Letter of Credit - Sellers' Termination
                               Fee Security


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